Agreement for Sale of Shares and Units

EXHIBIT 10.1

Details

Interpretation – definitions are at the end of the General terms

Parties	Vendor, MGM MIRAGE, Purchaser and Guarantor

Vendor	Name	MGM Grand Australia Pty Ltd

	ACN	069 214 473

	Address	3600 Las Vegas Boulevard South Las Vegas, Nevada 89109 USA

	Telephone	(702) 693 8877

	Fax	(702) 693 7628

	Attention	Mr James Murren, President and Chief Financial Officer, MGM MIRAGE

MGM MIRAGE	Name	MGM MIRAGE

	Address	3600 Las Vegas Boulevard South Las Vegas, Nevada 89109 USA

	Telephone	(702) 693 8877

	Fax	(702) 693 7628

	Attention	Mr James Murren, President and Chief Financial Officer

Purchaser	Name	SKYCITY Australia Pty Limited

	ABN	67 090 828 612

	Address	Railway Station Building, North Terrace, Adelaide, SA 5000

	Telephone	(649) 363 6146

	Fax	(649) 363 6140

	Attention	Mr David Lilly, General Manager - Group Finance

Guarantor	Name	SKYCITY Entertainment Group Limited

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ABN	098 775 047

Address	Level 6, Federal House, 86 Federal Street, Auckland New Zealand

Telephone	(649) 363 6146

Fax	(649) 363 6140

Attention	Mr David Lilly, General Manager - Group Finance

Recitals	A	Diamond Darwin Pty Ltd (ACN 009 641 089) is a company incorporated in the Northern Territory and has its registered office at Level 3, MGM Grand Casino, Gilruth Avenue, Darwin City, Northern Territory 0800 (“Company”).

	B	The Company has 10,000,000 issued shares, each of which is fully paid.

	C	Fernbank Pty Ltd (ACN 009 622 262) is the Trustee of the Territory Property Trust (ABN 36 108 685 090), a trust established by the Trust Deed (“Trust”).

	D	There are 29,000,010 issued units in the Trust, all of which are fully paid.

	E	The Vendor is the registered holder and beneficial owner of all the issued shares in the capital of the Company and the Vendor and the Company are the registered holders and beneficial owners of all the issued units in the Trust.

	F	At the date of this agreement, the issued shares in the capital of the Company and the issued units in the Trust are as set out in schedule 1.

	G	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares and the Sale Units on the following terms.

Governing law		New South Wales

Date of agreement		See Signing page

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Agreement for Sale of Shares and Units

General terms

1	Sale and purchase of Shares and Sale Units

1.1	Completion Date

The Vendor agrees to sell and transfer to the Purchaser on the Completion Date and the Purchaser agrees to purchase from the Vendor on the Completion Date, on the terms and conditions of this agreement, the Shares and the Sale Units.

1.2	Unencumbered rights

The Shares and Sale Units must be transferred free from any mortgage, charge, lien, pledge or other encumbrance and (subject to this agreement) with all rights attached or accruing to them on and from the date of this agreement.

1.3	Condition precedent

Until the conditions set forth in clauses 3.1 have been fulfilled or waived, clause 1.1 does not come into effect and is not binding, the Purchaser has no beneficial or legal interest in or entitlement to the Shares or the Sale Units and the parties are not obliged to Complete.

2	Purchase Price

2.1	Purchase Price

The consideration payable for the Shares and the Sale Units is $195,000,000.

2.2	Apportionment of Purchase Price

The Purchase Price will be apportioned between the Shares and the Sale Units as follows:

(a)	$11,000,000 as to the Sale Units; and

(b)	$184,000,000 as to the Shares.

3	Conditions precedent

3.1	Conditions precedent

Clause 1.1 and Completion are conditional on:

(a)	the Treasurer of the Commonwealth of Australia consenting, under the Foreign Acquisitions and Takeovers Act 1975, to the proposed

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acquisition by the Purchaser of the Shares and Sale Units, and the Treasurer is to be deemed to have so consented:

(i)	if the Purchaser receives written advice from the Treasurer or on his behalf, without any term or condition which the Purchaser considers on reasonable grounds to be unacceptable, to the effect that the acquisition of the Shares and Sale Units is not objected to under the Foreign Acquisitions and Takeovers Act 1975; or

(ii)	if ten days have elapsed from the day the Treasurer ceased to be empowered to make any order under Part II of the Foreign Acquisitions and Takeovers Act in relation to the proposed acquisition because of lapse of time, notice of the proposed acquisition of the Shares and Sale Units having been given to the Treasurer under the Foreign Acquisitions and Takeovers Act 1975;

(b)	the Minister for Racing, Gaming and Licensing in the Northern Territory of Australia consenting in writing under clause 3 of the Casino Operator’s Agreement, to the acquisition of the Shares and Sale Units by the Purchaser, and the appointment of new directors and secretaries of the Company and the Subsidiaries, and the Minister will be deemed to have so consented in writing if the Vendor or the Purchaser receives written advice from or on behalf of the Minister that he consents whether or not on any terms or conditions, unless those terms or conditions require changes to the Casino Operator’s Agreement which are both:

(i)	not necessary to change references to the Vendor, MGM Grand Inc. (now known as MGM MIRAGE) or MGM Grand Diamond to references to the Purchaser or its holding companies; and

(ii)	not when taken with the Casino Operator’s Agreement as a whole materially less favourable to the Purchaser and the Company and Subsidiaries than the Casino Operator’s Agreement is to the Vendor, MGM MIRAGE, MGM Grand Diamond and the Company and Subsidiaries; and

(c)	the Minister for Racing, Gaming and Licensing in the Northern Territory of Australia agreeing to do the following at Completion:

(i)	pursuant to section 17(1A) of the Gaming Control Act, amend or substitute the Casino Operator’s Agreement (with the relevant parties) to remove all substantive references to the Vendor, MGM MIRAGE or MGM Grand Diamond in the operative provisions of the Casino Operator’s Agreement and to make any other changes required under the Minister’s consent referred to in paragraph (b) above; and

(ii)	pursuant to section 18(1A) of the Gaming Control Act, amend the casino licence granted to Diamond Leisure Pty Ltd to

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accord with the revised agreement as determined in accordance with paragraph (i) above.

3.2	Efforts of Parties

For the purposes of achieving fulfilment of all the conditions in clause 3.1:

(a)	the Vendor must provide all reasonably necessary assistance to the Purchaser with a view to obtaining the fulfilment of the conditions of clause 3.1 in an expeditious manner;

(b)	the Purchaser must use its best endeavours to obtain the fulfilment of the conditions in clause 3.1 in an expeditious manner;

(c)	the Purchaser must notify the Foreign Investment Review Board of this agreement within seven Business Days of the date of this agreement in accordance with the Foreign Acquisitions and Takeovers Act 1975 and all regulations under that Act;

(d)	the Purchaser and the Guarantor must (if required) sign any substitute Casino Operator’s Agreement referred to in clause 3.1(c) in the form reasonably required by the Minister unless:

(i)	it would make a change to the (current) Casino Operator’s Agreement to which both clauses 3.1(b)(i) and 3.1(b)(ii) apply; or

(ii)	it does not make a change to the (current) Casino Operator’s Agreement requested by a party under clause 3.4;

(e)	the Purchaser and the Vendor must together notify the Minister for Racing, Gaming and Licensing in the Northern Territory of Australia in writing within seven Business Days of the date of this agreement of the proposed sale and, if the Minister is available, by the Purchaser and the Vendor each having a representative meet together with him in person on the date of this agreement; and

(f)	the Vendor and the Purchaser, as applicable, shall promptly give the other:

(i)	notice of any adverse findings or any suggestions thereof by the Treasurer in relation to the condition precedent in clause 3.1(a);

(ii)	copies of any submission in writing and any correspondence and details of any discussions relevant to the satisfaction of the condition precedent in clause 3.1(b) or 3.1(c); and

(iii)	notice in writing upon it becoming aware whether or not any of the conditions precedent referred to in clause 3.1(a) (b) or (c) have been fulfilled.

3.3	Restriction on amendments

Subject to clause 3.4, prior to Completion:

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(a)	the Vendor and the Purchaser must not; and

(b)	the Vendor and the Purchaser must each procure that their respective advisers and Related Bodies Corporate do not,

request from or propose to the Minister for Racing, Gaming and Licensing in the Northern Territory of Australia, nor invite the Minister to propose or request, any changes to the Casino Operator’s Agreement.

3.4	Permitted amendments

The Vendor and the Purchaser acknowledge the only changes to the Casino Operator’s Agreement that may be requested by or on behalf of the Vendor or the Purchaser prior to Completion are changes that are:

(a)	necessary in relation to the change of control of the Company and removing the Vendor as a party to that agreement; or

(b)	a response by the Purchaser to changes proposed or requested by the Minister, so long as the response is limited to making the Minister’s changes, when taken with the Casino Operator’s Agreement as a whole, not materially less favourable to the Purchaser and the Company and Subsidiaries than the Casino Operator’s Agreement is to the Vendor, MGM MIRAGE, MGM Grand Diamond and the Company and Subsidiaries; or

(c)	requested or proposed after the Vendor and Purchaser have each consented in writing.

3.5	Conditions precedent and right to terminate

This agreement may be terminated by:

(a)	the Vendor by notice given to the Purchaser if any of the conditions in clause 3.1(a), (b) or (c) are not fulfilled by the date that is 4 months after the date of this agreement (subject to clause 3.6); or

(b)	either the Purchaser or the Vendor by notice given to the other of them if:

(i)	the Treasurer or the Minister has refused, by notice in writing, to give the consent required under clause 3.1(a) or (b) (as the case may be) and, after appealing that decision as far as is reasonable, the party who seeks to avoid the agreement considers (acting reasonably) that a reversal of that decision will not occur; or

(ii)	any of the conditions in clauses 3.1(a), (b) or (c) are not fulfilled within 6 months of the date of this agreement,

and only if the party who seeks to avoid the agreement has complied with clauses 3.2 and 3.3. The notice must refer to this clause of the agreement as the basis for termination and specify in reasonable detail the unfulfilled condition.

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3.6	Extension of time

Clause 3.5(a) will not apply if, on or before the date that is 4 months after the date of this agreement, the Purchaser has given to the Vendor, in relation to each of the conditions in clause 3.1(b) or (c) which are not fulfilled on the date that is 4 months after the date of this agreement, a statement in writing which:

(a)	states that the Purchaser believes on reasonable grounds that the condition is in the process of being fulfilled, or is likely to be fulfilled, before the date that is 6 months after the date of this agreement;

(b)	sets out those reasonable grounds; and

(c)	confirms that, apart from anything set out in the statement, the Vendor has been fully and fairly notified under clause 3.2(f) of all matters which the Purchaser is aware of that are relevant to its belief referred to in paragraph (a).

3.7	Post termination

If this agreement is terminated under clause 3.5 then, in addition to any other rights, powers or remedies provided by law:

(a)	each party is released from its obligations to further perform the agreement except those imposing on it obligations of confidentiality;

(b)	each party retains the rights it has against any other party in respect of any past breach;

(c)	the Purchaser must return to the Vendor all documents and other materials in any medium in its possession, power or control which contain information relating to the Company or the Subsidiaries, including the Records;

(d)	if the Purchaser has satisfied its obligations under clauses 3.2 and 3.3, the Deposit must be paid to the Purchaser, together with the amount of interest earned on the Deposit; and

(e)	if the Purchaser has not satisfied its obligations under clause 3.2 or 3.3, the Deposit and all interest earned on it is forfeited to the Vendor.

4	Completion

4.1	Place of Completion

Completion of the sale and purchase of the Shares and Sale Units will take place at:

(a)	12 noon on:

(i)	where all the conditions in clause 3.1 are fulfilled or waived on a day that is less than 16 Business Days but not less than 6

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Business Days before the last day of that calendar month, the last day of that calendar month; or

(ii)	where (i) above does not apply, the day which is 10 Business Days after all the conditions in clause 3.1 have been fulfilled or waived;

(b)	the offices of Mallesons Stephen Jaques, Solicitors, Level 60, Governor Phillip Tower, 1 Farrer Place, Sydney NSW 2000 and the Boardroom, MGM Grand Casino, Gilruth Avenue, Darwin City, NT 0800,

or any other time and place or places agreed by the Vendor and the Purchaser.

4.2	Vendor obligations on Completion

The Vendor agrees to do the following on Completion:

(a)	deliver to the Purchaser or its solicitors executed transfers in favour of the Purchaser of all the Shares together with the share certificates for the Shares and any consents which the Purchaser reasonably requires to obtain registration of those transfers;

(b)	deliver to the Purchaser or its solicitors executed transfers in favour of the Purchaser of all the Sale Units together with the unit certificates for the Sale Units and any consents which the Purchaser reasonably requires to obtain registration of those transfers;

(c)	upon receipt from the Purchaser or a third party nominated by the Purchaser of the amount to be lent to Diamond Leisure Pty Limited referred to in clause 5.3, procure the Company and the Subsidiaries to immediately repay the Related Party Debt;

(d)	deliver to the Purchaser evidence of the discharges of the guarantees, mortgages and charges set out in Schedule 3;

(e)	deliver to the Purchaser evidence that the transactions referred to in clause 5.2 have occurred in accordance with this agreement;

(f)	deliver to the Purchaser evidence that the Tax Sharing Agreement has been entered into by the Vendor, the Company and each of the Subsidiaries in accordance with clause 8.5(b), and that the Clear Exit Payment has been made in accordance with that agreement; and

(g)	cause:

(i)	the board of directors of the Company to direct that, subject to the payment of stamp duty, the transfers of the Shares are registered;

(ii)	the board of directors of the Trustee to direct that, upon the payment of stamp duty, the transfers of the Sale Units are registered;

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(iii)	the delivery to the Purchaser or its nominee of the common seal and any other company seals of the Company and each of the Subsidiaries;

(iv)	the Records to be available to the Purchaser at the Business Premises;

(v)	the delivery to the Purchaser or its nominee of duly completed bank authorities, authorised by the boards of directors of the Company and each of the Subsidiaries and directed to that company’s bankers, authorising the operation of each of its bank accounts by nominees of the Purchaser;

(vi)	subject to the constitution of the Company and each of the Subsidiaries and to receipt from the Purchaser of consents to act signed by the relevant nominees at least two (2) Business Days before Completion, the appointment of the Purchaser’s nominees as directors and secretaries of the Company and each of the Subsidiaries, and the resignation of the incumbent directors and secretaries of the Company and each Subsidiary (including an acknowledgement by each of them that they are not entitled to any payment or emolument from the Company or any Subsidiary on resignation), but so that a properly constituted board of directors is in existence at all times; and

(vii)	the Company and Subsidiaries to sign and deliver to the Vendor the appropriate form of termination of any registration of a business name containing the words “MGM Grand” or either of those words or anything similar, duly signed on behalf of each Company and the Subsidiary which is registered as trading under that name.

4.3	Purchaser’s obligations on Completion

The Purchaser agrees to do the following on Completion:

(a)	establish to the reasonable satisfaction of the Vendor that the conditions precedent set out in clauses 3.1(a) and (b) have been fulfilled and (if appropriate) deliver to the Vendor documentation proving that they have;

(b)	cause the execution of an agreement to amend or substitute the Casino Operator’s Agreement, in the form to be executed by the Minister in accordance with the Minister’s agreement in satisfaction of the condition in clause 3.2(c), by any of the Purchaser, its Related Bodies Corporate and (following the appointments under clause 4.2(g)(vi)) the Company and Subsidiaries who are to be parties to that agreement; and

(c)	make payment in accordance with clauses 5.3 and 5.4.

4.4	Simultaneous actions at Completion

In respect of Completion, including the parties’ obligations under clauses 5.3 and 5.4:

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(a)	the obligations of the parties under this agreement are interdependent; and

(b)	if all actions required to be performed at Completion are performed (or waived) they are to be taken to have occurred (unless waived) simultaneously on the Completion Date.

4.5	Completion does not occur on Completion Date — Purchaser’s default

If Completion does not occur on the date determined in accordance with clause 4.1(a) by reason of the Purchaser’s default, then the Vendor may give the Purchaser a notice in writing requiring it to satisfy its obligations within five (5) Business Days. If the Purchaser fails to satisfy those obligations by the date specified in the notice, then the Vendor may terminate this agreement by a further notice in writing to the Purchaser. Upon such termination, the Deposit and all interest earned on it is forfeited to the Vendor and the Vendor may sue the Purchaser for breach of contract.

4.6	Completion does not occur on Completion Date — Vendor’s default

If Completion does not occur on the date determined in accordance with clause 4.1(a) by reason of the Vendor’s default, then the Purchaser may give the Vendor a notice in writing requiring it to satisfy its obligations within five (5) Business Days. If the Vendor fails to satisfy those obligations by the date specified in the notice then the Purchaser may terminate this agreement by a further notice in writing to the Vendor. Upon such termination the Deposit, together with all interest earned on the Deposit , must be paid to the Purchaser.

5	Payment of the Purchase Price and repayment of Related Party Debt

5.1	Deposit and Interest

On signing of this agreement, the Purchaser must pay $19,500,000 to Mallesons Stephen Jaques (to be held by them in a controlled moneys account on trust for the Vendor and the Purchaser to be applied in accordance with this agreement), as a deposit and part payment of the Purchase Price. On Completion, interest accruing on the Deposit must be paid to the Vendor and:

(a)	all of that interest accruing up to the earlier of Completion and the date four months after the date of this agreement (“Early Interest”) is part payment of the Purchase Price; but

(b)	all of that interest accruing on and after the date four months after the date of this agreement is not part payment of the Purchase Price or the Purchaser’s obligations under clause 4.3(c) or clause 5.3 or clause 5.4.

5.2	MGM Dividend

Immediately before Completion, the Vendor must cause:

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(a)	the Company, the Subsidiaries and the Vendor to satisfy and discharge by way of set off all debts owing between any of the Company and the Subsidiaries on the one part and the Vendor on the other part so as to leave a single remaining debt owing from the Vendor to Diamond Leisure Pty Limited and a single remaining debt owing from the Company to the Vendor;

(b)	Diamond Leisure Pty Limited to sell and assign to the Company for face value all amounts owing by the Vendor after the steps taken in paragraph (a);

(c)	the board of Diamond Leisure Pty Limited to resolve to pay an interim dividend to the Company for an amount not exceeding the Estimated Net Intercompany Debt;

(d)	Diamond Leisure Pty Limited to pay that dividend by way of set off against the consideration for that assignment (leaving the balance of that consideration as a debt payable at call);

(e)	the board of the Company to resolve to pay an interim dividend to the Vendor for an amount not exceeding the Estimated Net Intercompany Debt;

(f)	the Company to:

(i)	pay that dividend to the Vendor; and

(ii)	repay the amount owing by the Company to the Vendor after the steps taken in paragraph (a),

by way of set off against the amount owing by the Vendor to the Company after the steps taken in paragraphs (a)-(c), and the Vendor to accept that payment and repayment by way of set off (subject to any adjustment required under clause 5.7).

5.3	Loan by Purchaser to Subsidiary

The Purchaser agrees to:

(a)	lend, or to procure a third party to lend, to Diamond Leisure Pty Limited an amount in Australian dollars which is sufficient to enable Diamond Leisure Pty Limited to repay the Related Party Debt in USD on the Completion Date; and

(b)	if directed by Diamond Leisure Pty Limited (in a form reasonably acceptable to the Purchaser and delivered to the Purchaser not later than 2 Business Days prior to Completion), pay that sum in USD to MGM MIRAGE (for itself and the applicable Related Bodies Corporate of the Vendor), at Completion in satisfaction of the Company’s and the Subsidiaries’ obligations to repay the Related Party Debt, and to enable the Vendor to satisfy its obligations under clause 4.2(c); and

(c)	where the Purchaser intends to procure a third party to lend the money referred to in clause 5.3(a), to provide to the Vendor (no later

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than 5 Business Days prior to Completion) all relevant information necessary for the Vendor to complete the direction referred to in clause 5.3(b).

5.4	Completion payment

On Completion the Purchaser must, subject to the Vendor satisfying its obligations under clause 4.2, pay to the Vendor (or as the Vendor directs) on account of the Purchase Price an amount equal to $195,000,000 less the sum of the amount lent under clause 5.3 and the Deposit and Early Interest (as defined in clause 5.1(a)) and adjusted as follows:

(a)	increased by an amount equal to any amount by which the Estimated Working Capital exceeds the Working Capital Target; or

(b)	decreased by an amount equal to any amount by which the Estimated Working Capital is less than the Working Capital Target.

5.5	Post-Completion Purchase Price adjustment

The Purchase Price is adjusted as follows:

(a)	by:

(i)	increasing it by any amount by which the Working Capital exceeds the Working Capital Target; or

(ii)	reducing it by any amount by which the Working Capital is less than the Working Capital Target; and

(b)	by reducing it by an amount equal to the Related Party Debt; and

(c)	by reducing it by any amount paid by the Company under clause 5.7(a) or increasing it by any amount paid by the Vendor under clause 5.7(b).

Any adjustment to the Purchase Price under this clause 5.5 is to be treated as an adjustment to the Purchase Price payable for the Shares under clause 2.2.

5.6	Payment of balance of Purchase Price

If the Purchase Price (as adjusted in accordance with clause 5.5) less the Deposit and Early Interest (as defined in clause 5.1(a)) exceeds the amount paid by the Purchaser under clause 5.4 the Purchaser must pay the balance of the Purchase Price to the Vendor.

If the amount paid by the Purchaser under clause 5.4 exceeds the Purchase Price (as adjusted in accordance with clause 5.5) less the Deposit and Early Interest (as defined in clause 5.1(a)), then the Vendor must pay the Purchaser the amount of that excess by way of refund of the amount paid under clause 5.4.

5.7	Balance of Net Intercompany Debt

If the Net Intercompany Debt:

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(a)	is less than the MGM Dividend, the Purchaser must cause the Company to pay the amount of the excess to the Vendor on behalf of itself or its Related Bodies Corporate (as the case may require); or

(b)	exceeds the MGM Dividend, the Vendor must refund the amount of that excess to the Company.

5.8	Bank accounts

Payments by electronic transfer must be made to the accounts:

(a)	designated by the Vendor, in the case of payments to the Vendor or MGM MIRAGE, or by the Purchaser, in the case of payments to the Purchaser, on the date of this agreement; or

(b)	any other account which the recipient of the payment notifies to the other party in writing not less than two days before the payment is due.

5.9	Timing of payment

All amounts payable under clauses 5.6 and 5.7 must be paid within 15 Business Days of the Completion Statement being delivered to the Vendor and the Purchaser, or if the Working Capital or Net Intercompany Debt is disputed, within 5 Business Days of the resolution or determination of all disputes in relation to the Completion Statement in accordance with clause 6.5.

5.10	Form of Payment

Each payment referred to in this clause 5 must be made by electronic funds transfer in accordance with clause 5.8, unless otherwise agreed. If at the time a payment is due no account has been designated or notified in accordance with clause 5.8, that payment may be made by bank cheque.

6	Working Capital

6.1	Estimated Working Capital and Estimated Net Intercompany Debt

At least 3 Business Days prior to Completion, the Vendor must deliver to the Purchaser a statement setting out the Estimated Working Capital, Estimated Net Intercompany Debt and Clear Exit Payments as at 6:00am on the Completion Date.

6.2	Preparation of statement of Estimated Working Capital and Estimated Net Intercompany Debt

The Vendor must prepare the statement of Estimated Working Capital and Estimated Net Intercompany Debt:

(a)	based on management accounts prepared in accordance with the Company’s and the Vendor’s usual practices but as far as practicable having regard to clauses 6.3 and 6.4;

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(b)	with a view to the Estimated Working Capital and Estimated Net Intercompany Debt being as close to the ultimate Working Capital and Net Intercompany Debt (respectively) as practicable.

6.3	Preparation of Completion Statement

The Purchaser agrees to cause the Company to prepare a statement setting out the Working Capital as at 6.00am on the Completion Date and the Net Intercompany Debt (“Completion Statement”), and deliver it to the Vendor as soon as practicable but not later than 30 days after the Completion Date. Subject to clause 6.4, the Working Capital and Net Intercompany Debt must be determined in a manner consistent with the Accounting Standards and the Company’s historical accounting policies as described in the Last Accounts, but if the Accounting Standards differ from the Company’s historical accounting policies, the Accounting Standards prevail. In addition, the Completion Statement must include notes which accurately reflect the manner in which the Working Capital and Net Intercompany Debt were determined.

6.4	Specific rules for Completion Statement

The Completion Statement prepared under clause 6.3 must be prepared:

(a)	without any provision for auditors or other fees associated with preparing the Completion Statement;

(b)	as if the steps taken in clause 5.2 had been taken on the day before Completion;

(c)	without any revaluations of any assets;

(d)	valuing any Inventory items referred to in clause 7.2 in accordance with clause 6.3 as if Completion had not occurred and clause 7.2 did not apply;

(e)	if any amount of compensation is paid to a Subsidiary pursuant to clause 8.9(g) of the Casino Operator’s Agreement between the date of this agreement and Completion, or if any other amount of compensation is agreed to be given to a Subsidiary under clause 8.9(g) of the Casino Operator’s Agreement and such amount is accounted for in the Working Capital, so that the Working Capital is reduced by an amount equal to that part of the amount of compensation which represents recompense for adverse impacts on revenue of that Subsidiary after Completion as a result of the relevant action under clause 8.9(g) of the Casino Operator’s Agreement; and

(f)	if any amount of compensation not referred to in paragraph (e) is agreed to be given to a Subsidiary pursuant to clause 8.9(g) of the Casino Operator’s Agreement but that amount is not accounted for in the Working Capital, so that the Working Capital is increased by an amount equal to that part of that compensation which represents recompense for adverse impacts on revenue of that Subsidiary prior to Completion as a result of the relevant action under clause 8.9(g) of the Casino Operator’s Agreement.

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6.5	Disputes

The Vendor may (within 15 days from the date the Completion Statement is delivered under clause 6.3) notify the Purchaser of any disagreement concerning the amount of Working Capital or the Net Intercompany Debt in writing. If the Vendor and the Purchaser cannot agree on the Working Capital or the Net Intercompany Debt within 21 days of the delivery of the notice of disagreement, then either the Vendor or the Purchaser may refer the disagreement to the Independent Auditor with the request that the Independent Auditor make a decision on the disagreement as soon as practicable after receiving any submissions from the Vendor and the Purchaser. The decision of the Independent Auditor is, in the absence of manifest error, to be conclusive and binding on the parties for the purposes of determining the Working Capital and the Net Intercompany Debt under this agreement. The Vendor and the Purchaser agree to each pay one half of the Independent Auditor’s fees and expenses in connection with the reference. The Independent Auditor will be appointed as an expert and not as an arbitrator. The procedures for determination are to be decided by the Independent Auditor in its absolute discretion.

6.6	Vendor’s access to Records post Completion

The Purchaser agrees to allow the Vendor and its representatives access to the Records of the Company and each of the Subsidiaries upon giving the Purchaser 7 days prior notice to assist the Vendor in its preparation of its Tax returns, its review of the Completion Statement and in connection with the consolidation (for Tax purposes) of the Consolidatable Group of which it is the Head Company. The Vendor agrees not to:

(a)	remove any of the Records but may take a copy of any information it requires to support its Tax returns; or

(b)	disclose or use (other than for the purposes contemplated by this clause 6.6) any information in the Records which comes to its attention when exercising its rights under this clause except:

(i)	information which is in or becomes part of the public domain other than through an act or omission of the Vendor; or

(ii)	(for the purposes of completing the Tax returns of the Vendor) information required to be disclosed in the Tax returns of the Vendor; or

(iii)	information already known to the Vendor other than by disclosure to it as shareholder in, or by virtue of its representatives being directors of, the Company or its Subsidiaries.

7	Post Completion

7.1	Change of name and logo

Immediately following Completion the Purchaser must:

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(a)	cause the name and logo of the business carried on at the Business Premises to be changed so that the name or logo does not at any time thereafter contain the words “MGM Grand” or either of those words or anything similar or any logo synonymous with or similar to the lion logo used by the Vendor or MGM MIRAGE in their businesses or which otherwise uses any of the Excluded Intellectual Property Rights;

(b)	ensure that the Company and each Subsidiary does not carry on business or hold themselves out as operating under any name or logo at any time thereafter which contains the words “MGM Grand” or either of those words or anything similar or any logo synonymous with or similar to the lion logo used by the Vendor or MGM MIRAGE in their businesses or which otherwise uses any of the Excluded Intellectual Property Rights; and

(c)	ensure that (without limiting clause 7.3), any exterior fixture or fitting or other asset visible from outside the Business Premises which prominently contains the words “MGM Grand” or either of those words or anything similar or any logo synonymous with or similar to the lion logo used by the Vendor or MGM MIRAGE in their businesses is changed, or covered up until such time as it is permanently changed.

7.2	Delivery or transfer of Inventory

Within 60 days following Completion (subject to clause 7.8) the Purchaser shall at no cost to the Vendor:

(a)	to the extent that the Vendor and the Purchaser agree in relation to specific categories of Inventory, destroy; and

(b)	otherwise transfer and deliver to the Vendor at the Business Premises all Inventory (including, without limitation, any gaming chips, hotel room supplies, linen, china and other restaurant accessories, unused stationery and promotional material) which contains the words “MGM Grand” or either of those words or anything similar or any logo synonymous with or similar to the lion logo used by the Vendor or MGM MIRAGE in their businesses or which otherwise uses any of the Excluded Intellectual Property Rights.

7.3	Removal of embedded lion logo fixtures

Within 120 days following Completion (subject to clause 7.8) the Purchaser must alter by either replacing, removing or covering up any part of any fixture, fitting or other asset on the Business Premises (but excluding those items of inventory referred to in clause 7.2) which contains the words “MGM Grand” or either of those words or anything similar or any logo synonymous with or similar to the lion logo used by the Vendor or MGM MIRAGE in their businesses or which otherwise uses any of the Excluded Intellectual Property Rights.

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7.4	Destruction of material

The Purchaser shall destroy any of the Company’s gaming chips which contain the words “MGM Grand” or either of those words or anything similar or any logo synonymous with or similar to the lion logo used by the Vendor or MGM MIRAGE in their businesses or which otherwise use any of the Excluded Intellectual Property Rights which come into its possession after the day on which delivery or transfer of Inventory is made in accordance with clause 7.2.

On or before the 60th day after Completion, and thereafter within three Business Days after any Inventory is destroyed under this clause or clause 7.2, the Purchaser must deliver to the Vendor a certificate signed by a director of the Purchaser setting out details of all Inventory destroyed in accordance with clause 7.2 or this clause prior to the date of the certificate (unless detailed in an earlier certificate under this clause).

7.5	Operating and Procedures Manual

Prior to Completion the Vendor may remove any parts of the Operations and Procedures Manual which are proprietary to the Vendor or MGM MIRAGE and are not required by the Company or any of the Subsidiaries to ensure compliance with the Casino Operator’s Agreement. Within 30 days following Completion (subject to clause 7.8) , the Purchaser must remove from the Operating and Procedures Manual, and ensure the Company and Subsidiaries cease to use, all information or material identified by the Vendor and notified to the Purchaser as being proprietary to the Vendor or MGM MIRAGE.

7.6	Vendor rights

At any time after the expiry of the period provided for in clauses 7.1, 7.2, 7.3 and 7.5 (as the case may be), the Vendor and its representatives have the right to attend the Business Premises, upon giving the Purchaser 7 days prior notice, to ensure that all the obligations set out in clauses 7.1, 7.2, 7.3 and 7.5 (as the case may be) have been satisfied. In the event that the Vendor or its representative(s) find that the obligations set out in clauses 7.1, 7.2, 7.3 and 7.5 have not been fully met within the relevant timeframe, the Vendor or its representative(s) may, without any further consent or concurrence of the Purchaser, do all such things as may be necessary in the opinion of the Vendor, on behalf of the Purchaser and at the Purchaser’s cost, to comply with clauses 7.1, 7.2, 7.3 and 7.5 (as the case may be).

7.7	Costs

Any costs incurred by the Vendor or their representatives as a result of taking action under clause 7.6 must be refunded by the Purchaser within 7 days of the Purchaser receiving written notice of these costs from the Vendor.

7.8	Extension of time

If:

(a)	the Purchaser makes a written request for an extension of time in respect of specific categories of Inventory for a the purposes of

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clause 7.2 or in respect of specific items or categories of fixtures, fittings or other assets for the purposes of clause 7.3 or in respect of specific parts of the Operating and Procedures Manual for the purposes of clause 7.5 and the request shows that the Purchaser has made reasonable efforts to meet the requirements of clause 7.2 or 7.3 or 7.5 (as the case may be) on time in relation to that category or item, or that there are circumstances beyond the Purchaser’s control preventing the Purchaser meeting those requirements on time in relation to that category or item; and

(b)	the Vendor, in its absolute discretion acting in good faith, agrees to that request or notifies the Purchaser that it agrees to a shorter extension in relation to that category or item,

clause 7.2 or 7.3 or 7.5 (as the case may be) applies to that category or item or part with the extension of time agreed to by the Vendor.

8	Conduct of business pending Completion

8.1	Conduct of business

Subject to clause 8.2, until Completion the Vendor must, unless the Purchaser otherwise agrees in writing, procure that the Company and each of the Subsidiaries:

(a)	carries on its business in the Ordinary Course of Business; and

(b)	uses all reasonable endeavours to preserve the goodwill of its business.

8.2	Restrictions on Company and Subsidiaries

Until Completion the Vendor must, unless the Purchaser otherwise agrees in writing, procure that the Company and each of the Subsidiaries does not:

(a)	increase, reduce or otherwise alter its share capital, or issue units in the Territory Property Trust or grant any options for the issue of units in the Territory Property Trust or for shares or other securities other than as set forth in this agreement;

(b)	make a distribution or revaluation of assets except as part of the consolidation process for tax purposes referred to in clause 8.4; or

(c)	buy back its shares or sell or transfer any shares in any Subsidiary or units in the Territory Property Trust or redeem any units in the Territory Property Trust;

(d)	amend or take steps to amend its constituent documents;

(e)	amend or take steps to amend the Trust Deed;

(f)	merge or consolidate with any other corporation or acquire all or substantially all of the shares or the business or assets of any other

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person, firm, association, corporation or business organisation, or agree to do any of the foregoing;

(g)	enter into any agreement for car parking with the Darwin Council unless the terms of such agreement are not materially worse for the Company and the Subsidiaries than those in the latest correspondence with Darwin Council disclosed to the Purchaser prior to the date of this agreement;

(h)	enter into any contract or arrangement with an Associate of the Vendor or with the Vendor unless the terms:

(i)	would be reasonable in the circumstances if the parties to the contract or arrangement were dealing at arm’s length; and

(ii)	will not, after the transactions contemplated in clauses 5.2 and 5.3 have been completed, have a material adverse financial impact on the Company or the Subsidiaries; and

(i)	make any capital expenditure except as reasonably required to maintain the Business Premises or any plant, equipment, fixtures, fittings and gaming machines owned or leased or used in connection with its operations in a functional and useable condition and otherwise in their condition as at the date of this agreement, fair wear and tear excepted.

8.3	Access

The Vendor agrees to allow the Purchaser and its representatives access to the premises and Records of the Company and each of the Subsidiaries before the Completion Date upon giving the Vendor 3 Business Days prior notice to the extent that in the opinion of the Vendor such access does not interfere with the operations or business of the Company and its Subsidiaries to assist the Purchaser to become familiar with the affairs of the Company and each of the Subsidiaries. The Purchaser agrees not to copy or remove any of the Records before Completion and also agrees not to disclose or use any information which comes to its attention when exercising its rights under this clause except:

(a)	information which is in or becomes part of the public domain other than through an act or omission of the Purchaser; or

(b)	information which the Purchaser can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Vendor.

8.4	Co-operation

The Vendor agrees to:

(a)	arrange meetings between representatives from the Purchaser and employees of the Company and each of the Subsidiaries as soon as practicable on or after the date of this agreement at times and in a manner which, in the opinion of the Vendor, do not unreasonably

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interfere with the operations or business of the Company and its Subsidiaries;

(b)	where the Purchase reasonably requests it, cause the Company and Subsidiaries to cooperate with the Purchaser in reserving new business and corporate names and preparing for their changes of names and logos immediately after Completion;

(c)	at the earliest practicable time, give notice of any contract, arrangement or understanding involving a liability exceeding $200,000 or groups or series of contracts, arrangements or understandings relating to the one project or matter which in aggregate exceed $500,000, and to the extent practicable and reasonable the Vendor agrees to consider, in good faith, any comments or requests the Purchaser has made in relation to any of those proposed, contracts, arrangements or understandings. To avoid doubt, the Vendor need not wait until it has received comments from the Purchaser before entering into a contract, arrangement or understanding, and where the Purchaser has provided comments the Vendor must consider, in good faith, but is not required to comply with any comments from the Purchaser and the Vendor may in its absolute discretion determine whether or not the Company or Subsidiary enters into and the terms of any contract, arrangement or understanding;

(d)	subject to any Laws relating to privacy, report any agreement or arrangement entered into by the Company or a Subsidiary to increase the compensation or other benefits payable or to become payable to directors or employees, or pay any bonus not provided for in any agreement or arrangement existing as at the date of this agreement; and

(e)	at the earliest practicable time, give notice of any proposal to settle or compromise any material litigation proceeding, arbitrations, investigations (or any other material disputes) involving the Company or any Subsidiary not relevant to the businesses of MGM MIRAGE or its Associates outside Australia and to the extent practicable and reasonable the Vendor agrees to consider, in good faith, any comments or request the Purchaser has made in relation to any such proposals. To avoid doubt, the Vendor need not wait until it has received comments from the Purchaser before entering into any settlement or compromise and where the Purchaser has provided comments the Vendor must consider, in good faith, but is not required to comply with any comments from the Purchaser and the Vendor may in its absolute discretion determine whether or not the Company or Subsidiary enters into and the terms of any settlement or compromise.

8.5	Tax Consolidation

(a)	The Vendor will make a choice under section 703-50 of the Tax Act that the Consolidatable Group of which it is the Head Company is taken to be consolidated on and after 1 January 2003.

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(b)	The Vendor covenants that it will enter into a tax sharing agreement with the Company and each Subsidiary in respect of the period when the Company and each Subsidiary are included in the Consolidated Group of which the Vendor is Head Company. The tax sharing agreement will cover all group liabilities (as defined in section 721-10(1) of the Tax Act) of the Head Company for that period (including, without limitation, any income tax liability for any year in which the period occurs) which have not become due and payable, and have not been paid or otherwise discharged in full, before the date of entering into the tax sharing agreement and will also comply with the other provisions of section 721-25(1) of the Tax Act.

8.6	Additional information

During the period from the date of this agreement until the date of Completion, the Vendor agrees to provide the Purchaser with:

(a)	copies of all management accounts of the Company and Subsidiaries which are prepared during this period; and

(b)	copies of all information or correspondence received from or sent to the Minister of Racing, Gaming and Licensing in the Northern Territory of Australia that is addressed to or signed by the General Manager, Darwin Casino.

9	Risk and insurance

The Vendor must procure that the Company and each of the Subsidiaries maintains until Completion insurance of their assets covering such risks and for such amounts as were maintained in accordance with their ordinary practice immediately prior to the date of this agreement.

10	Superannuation

The Vendor agrees to do everything reasonably required by the Purchaser to put the Purchaser or its nominee in the same position at Completion as regards control of or influence over the Relevant Schemes as the Vendor is in on the date of this agreement.

11	Warranties and representations

11.1	Vendor represents and warrants

Except as set forth in the Disclosure Letter, the Vendor represents and warrants to the Purchaser that each of the statements set out in the appendix to this agreement is true in all material respects. Each of the statements is to be treated as a separate representation and warranty and the interpretation of any statement made may not be restricted by reference to or inference from any other statement.

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11.2	Purchaser acknowledgment

The Purchaser acknowledges that:

(a)	in entering into this agreement and in proceeding to Completion, the Purchaser does not rely on any representation, warranty, condition or other conduct which may have been made by the Vendor or on behalf of the Vendor, except the Warranties;

(b)	it has had the opportunity to make and has made reasonable enquiries in relation to all matters material to it which are not covered by the Warranties and satisfied itself in relation to the matters arising from those investigations;

(c)	subject to any law to the contrary and except as provided in the Warranties, all terms, conditions, warranties and statements, whether express, implied, written, oral, collateral, statutory or otherwise, are excluded and the Vendor disclaims all liability in relation to these to the maximum extent permitted by law; and

(d)	it has not and may not rely on, and no warranty, indemnity or representation is made in connection with, any forecasts or projections relating to the Company and the Subsidiaries (or any of them) that have been given to the Purchaser or its professional advisers by or on behalf of the Vendor.

11.3	No claim

The Purchaser agrees not to make and waives any right it may have to make any claim against the Vendor or any of their officers, employees, agents or advisers under section 52 of the Trade Practices Act 1974, or the corresponding provision of any state or territory enactment, for any statement or representation made concerning the Company or any Subsidiary.

11.4	Time limit on claims

The Purchaser may not claim for any breach of the Warranties unless full details of the claim have been given to the Vendor within 12 months from the Completion Date.

11.5	Quantum limit on claims

The Purchaser may not claim for a breach of the Warranties if the amount of that claim is less than $250,000 nor if the total of all claims for breach of the Warranties is less than or equal to $3,000,000, and the Purchaser is not entitled to recover the first $1,000,000 where the claims aggregate to more than that amount.

11.6	Maximum claim

The Purchaser may not claim for breach of the Warranties an aggregate amount in excess of $30,000,000 unless the claim is for a breach of the Warranty in paragraph 1 of section A of the Appendix, in which case the Purchaser may not claim for an amount to the extent that the aggregate

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amount claimed for that and all other breaches of the Warranties exceeds the Purchase Price.

11.7	No entitlement to claim

The Purchaser shall not be entitled to make any claim under or pursuant to the Warranties in relation to:

(a)	any matter to the extent it is properly reserved, provided for, noted or otherwise properly taken into account, in the Last Accounts or the Management Accounts and such Last Accounts or Management Accounts with respect to such item were prepared in accordance with the relevant Warranties relating to such Last Accounts or Management Accounts;

(b)	any matter referred to or contained in the Disclosure Letter;

(c)	any matter which is known or ought reasonably to have been known by the Purchaser or any of its directors at the date of this agreement;

(d)	any matter where the facts or circumstances giving rise to such claim have been fully and fairly disclosed to the Purchaser in the Disclosure Letter or the documents annexed or referred to in the Disclosure Letter;

(e)	any claim to the extent it has been made good or is compensated for otherwise than by the Company or any of its Subsidiaries, or the Purchaser;

(f)	any claim which would not have arisen but for a voluntary act or omission performed or allowed to occur by the Purchaser or the Company or any of its Subsidiaries after Completion otherwise than in the ordinary and proper course of business; and

(g)	any matter or thing done or omitted to be done after the date of this agreement at the request or instigation of the Purchaser.

11.8	Remedies for breach of Warranty

The remedies of the Purchaser in respect of any breach of any of the Warranties shall be limited to a claim for damages and shall not extend to rescission of this agreement or the right to claim that any such breach constitutes repudiation of this agreement.

11.9	Indemnification Claim

The Purchaser shall not be entitled to make any claim under or pursuant to the Warranties for indemnification against or compensation for a liability or potential liability of the Company or a Subsidiary to a third party (an “Indemnification Claim”) unless:

(a)	within thirty (30) days after circumstances have come to the notice of the Purchaser or the Company or any of its Subsidiaries, which will, or are reasonably likely to give rise to an Indemnification Claim, the Purchaser gives to the Vendor written notice of such claim. No such

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Indemnification Claim shall be settled or compromised without the prior written consent of the Vendor;

(b)	if requested by the Vendor, the Purchaser has taken or procured that the Company or the relevant Subsidiary has taken all reasonable steps to avoid, resist, or compromise any Indemnification Claim and any proceedings in respect thereof and has taken or procured that the Company or any relevant Subsidiary has taken all necessary proceedings or action in connection therewith, subject in each case to the Vendor indemnifying and securing the Purchaser and/or the Company or the relevant Subsidiary to the reasonable satisfaction of the Purchaser against all reasonable costs which it may reasonably incur thereby;

(c)	the Purchaser has at all times allowed the Vendor and their professional advisers and other agents access to and to inspect and take copies of, all necessary books and files and records of the Company and any Subsidiary for the purpose of assessing and dealing with any such Indemnification Claims; and

(d)	nothing herein shall apply to any claim by the Purchaser under the Warranties which is not an Indemnification Claim.

11.10	Conduct of claims

The Purchaser shall permit the Vendor upon their providing an indemnity reasonably satisfactory to the Purchaser in accordance with clause 11.9(b) to control (subject to good faith consultation with the Purchaser) the conduct of all proceedings against third parties relating to the claim (including the appointment of solicitors or other professional advisers) and making any settlement or compromise thereof provided that if the Purchaser shall in writing so require, the Vendor shall procure that the Purchaser is promptly sent copies of all communications and other documents, written or otherwise, pertaining thereto transmitted to the other party thereto or their agents or professional advisers.

11.11	Calculation of liability

In calculating any liability of the Vendor in respect of any breach of the Warranties any loss to the Purchaser and/or the Company or any Subsidiary which is to be taken into account shall be reduced by:

(a)	the net amount by which any Tax for which the Company or any Subsidiary is or may at any time be liable to be assessed or accountable is reduced or extinguished as a result of any such liability after giving effect to payment under the Warranty; and

(b)	the amount of any realised Tax benefit attributable to losses or other allowable sums available for offset against Tax and created as a result of any such liability after giving effect to payment under the Warranty or (where appropriate) the amount by which any such losses or other allowable sum are increased as a result of such liability after giving effect to payment under the Warranty.

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11.12	Payment of claims

If any payment is made by the Vendor in full settlement of any claim under the Warranties and the Purchaser or the Company or any of its Subsidiaries subsequently recovers or procures the recovery from a third party of an amount which is referable to that claim the Purchaser shall, or shall procure that the Company or the relevant Subsidiary shall, forthwith repay or procure repayment to the Vendor, of any amount equal to whichever is the lesser of:

(a)	the amount recovered from the third party after deduction of all reasonable expenses of recovery; and

(b)	the amount paid in or towards settlement of the claim.

11.13	Guarantee from MGM MIRAGE

MGM MIRAGE:

(a)	gives the guarantee in this clause 11.13 in consideration of the Purchaser agreeing to enter into this agreement;

(b)	acknowledges the receipt of valuable consideration from the Purchaser for MGM MIRAGE incurring obligations and giving rights under this guarantee;

(c)	unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance by the Vendor of its obligations after Completion in respect of any claim by the Purchaser for a breach of the Warranties under this agreement or any claim by the Purchaser under clause 12.1 (“Adjustment for tax liability”);

(d)	waives any right it has of first requiring the Purchaser to commence proceedings or enforce any other right against the Vendor or any other person before claiming under this guarantee;

(e)	agrees that its liability under this guarantee as guarantor, indemnifier or principal debtor and the rights of the Purchaser under this guarantee are not affected by anything which might otherwise affect them at law or in equity, including, but not limited to, one or more of the following:

(i)	the Purchaser granting time or other indulgence to, compounding or compromising with or releasing in any way the Vendor;

(ii)	acquiescence, delay, acts, omissions or mistakes on the part of the Purchaser;

(iii)	any novation of a right of the Purchaser;

(iv)	any variation of this agreement or any agreement entered into in performance of this agreement; and

(v)	the invalidity or unenforceability of an obligation or liability of a person other than MGM MIRAGE;

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(f)	agrees to pay or reimburse the Purchaser on demand for all costs, charges and expenses in making or enforcing this guarantee; and

(g)	acknowledges that this guarantee is a continuing guarantee and is not discharged by any one payment.

11.14	Mitigate loss

The Purchaser shall, and shall procure the Company and its Subsidiaries to, take all steps which may be reasonable to mitigate any loss in relation to any claim under the Warranties.

11.15	No claim under Warranties

The Vendor will not be liable to the Purchaser for any claim under the Warranties:

(a)	to the extent that the claim is as a result of any legislation not in force at the date of this agreement, including legislation which takes effect retrospectively; or

(b)	to the extent that the claim is as a result of or in respect of change in the judicial interpretation of the law in any jurisdiction after the date of this agreement.

11.16	No action against Kirk Kerkorian or Tracinda Corporation

The Purchaser agrees that in the event:

(a)	there is any default or alleged default by the Vendor under this agreement; or

(b)	the Purchaser has or may have a claim arising from or relating to the terms of this agreement,

the Purchaser will not commence any lawsuit or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation.

11.17	No liability for Kirk Kerkorian or Tracinda Corporation

The Purchaser further agrees:

(a)	that neither Kirk Kerkorian nor Tracinda Corporation will have any liability whatsoever with respect to this agreement or any matters relating to or arising from this agreement;

(b)	that it will not assert or permit any party claiming through it, to assert a claim or impose any liability against either Kirk Kerkorian or Tracinda Corporation, either collectively or individually, as to any matter or thing arising out of or relating to this agreement or any alleged breach or default of this agreement by the Vendor;

(c)	that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to this agreement or is liable for any alleged breach or default of this agreement by the Vendor.

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11.18	Reduction to Purchase Price

If a payment is made for breach of any Warranty, the payment is to be treated:

(a)	where the Warranty relates to the Sale Units, as a reduction in the Purchase Price for the Sale Units;

(b)	in all other cases, as a reduction in the Purchase Price payable for the Shares under clause 2.

11.19	Purchaser’s representations and warranties

The Purchaser represents and warrants to the Vendor that:

(a)	it is incorporated in the State of Victoria and has its registered office at ‘Railway Station Building’, North Terrace, Adelaide, South Australia;

(b)	it has full corporate power to own property and to enter into and implement this agreement and any other agreements to be entered into in accordance with this agreement;

(c)	it has obtained all necessary consents to enable it to enter into and perform this agreement and entry into and performance by it of this agreement does not constitute a breach of any obligation (including, but not limited to, any statutory, contractual or fiduciary obligation), or default under any agreement or undertaking, by which it is bound;

(d)	no meeting has been convened or resolution proposed, or petition presented, and no order has been made for its winding up or dissolution. No distress, execution or other similar order or process has been levied on any of its assets. No voluntary arrangement has been proposed or reached with any of its creditors. No receiver, receiver and manager, provisional liquidator, liquidator, administrator or other officer of the court has been appointed in relation to its assets. It is able to pay its debts as and when they fall due;

(e)	it is not an Associate of the Vendor on the date of this agreement, being the date the Purchaser offered to purchase the Shares and Sale Units on the terms set forth in this agreement;

(f)	neither the Purchaser nor any of its Associates shall be or have the option to become Associates of the Vendor or any of their Associates during the 12 months following Completion; and

(g)	neither before the date of this agreement nor during the period referred to in paragraph (f) above has or will the Purchaser or any of its Associates enter into any agreement, arrangement or understanding with the Vendor or any Associate of a Vendor on terms which are not bona fide arms’ length terms and which confer a direct or indirect benefit on such Vendor or its Associate attributable in whole or part to the relevant entity being a holder or former holder of Shares or options of the Company.

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12	Tax Indemnity

12.1	Adjustment for Tax liability

Subject to this clause 12, the Vendor agrees that, if at any time the Company or any Subsidiary receives or suffers a Tax Claim, then the Vendor must pay to the Purchaser the amount by which the sum of:

(a)	the Claim Amount for that Tax Claim less any Tax Benefit for the Company or a Subsidiary (as the case may be) that results from that Tax Claim; and

(b)	all other Claim Amounts for Tax Claims received or suffered by the Company or a Subsidiary (as the case may be) less any Tax Benefits for the Company or Subsidiary (as the case may be) that result from the Tax Claims, exceeds the Tax Provision.

12.2	Threshold for Tax Claims

The Vendor is under no obligation to make a payment under clause 12.1 (“Adjustment for Tax Liability”) unless and until the aggregate of all amounts payable under clause 12.1 (reduced by any amount paid or payable or which otherwise would have been paid or payable under clause 12.11 (“Refund by Purchaser”)) exceeds $1,000,000.

12.3	Breach of Warranty

If a breach of Warranty by the Vendor arises from a fact or circumstance which results in a Tax Claim:

(a)	the Vendor shall have no obligation to pay an amount in respect of the Tax Claim under clause 11 (“Warranties and representations”) to the extent that it represents:

(i)	a Claim Amount for the Tax Claim; or

(ii)	an amount payable under this clause 12 in respect of the Tax Claim (other than the Claim Amount for the Tax Claim); and

(b)	the amount in respect of the Tax Claim should be disregarded for the purposes of clause 11.5 (“Quantum limit on claims”) to the extent that it represents:

(i)	a Claim Amount for the Tax Claim; or

(ii)	an amount payable under this clause 12 in respect of the Tax Claim (other than the Claim Amount for the Tax Claim).

12.4	Reduction in purchase price

Any payment under clause 12.1 (“Adjustment for Tax Liability”) is to be treated as a pro rata reduction in the purchase price for each Share.

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12.5	Obligations excluded

The obligations of the Vendor under clause 12.1 (“Adjustment for Tax Liability”) do not apply in respect of a Tax Claim:

(a)	to the extent that the possibility of the Tax Claim arising has been disclosed in writing in the Disclosure Letter to the Purchaser before execution of this agreement and included in the Tax Provision in the Completion Statement;

(b)	to the extent that the Tax Claim arises from the failure by the Purchaser to supply to the Vendor on a timely basis information which is reasonably requested by the Vendor in relation to a Tax Claim;

(c)	to the extent that the Tax Claim arises from the failure by the Company or any Subsidiary after Completion, in a timely manner, to:

(i)	lodge any return, notice, objection or other document in relation to the Tax Claim;

(ii)	claim all or any portion of any relief, allowance, deduction, credit, rebate or refund;

(iii)	disclose or correctly describe in any return, notice, objection or other document relating to the Tax Claim any fact, matter or thing to the extent that it was or might reasonably be expected to have been within the knowledge of either the Purchaser or the Company or any Subsidiary;

(iv)	make any rollover or other election, claim or application to any Authority; or

(v)	take any other action which the Company or any Subsidiary is required or permitted to take under this clause or any laws relating to Tax;

(d)	to the extent that the Tax Claim arises from a change to, or the announcement, introduction or enactment of, any legislation, regulation, order or rule or other statement, policy or practice previously published or followed by any Authority or from a decision of any court or tribunal (whether having the force of law or not and whether the change etc is retrospective or not) relating to Tax after the Completion Date;

(e)	to the extent that the Tax Claim arises from a change to, or the announcement or publication, or withdrawal of, any draft or final ruling, determination or position of an Authority (whether binding or not on an Authority);

(f)	to the extent that the Tax Claim arises from the doing of any voluntary act by the Company, any Subsidiary or the Purchaser, except to the extent such act is agreed to in writing by the Vendor, which agreement will not be unreasonably withheld;

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(g)	where the Purchaser has not complied with clause 12.7 (“Written notice of Tax Claim”), 12.8 (“Access”), 12.9 (“Resisting Tax Claims”) or 12.12 (“Tax Returns”) in relation to the Tax Claim provided that non-compliance with any of these clauses shall not affect the Purchaser’s rights to a Tax Claim unless (and then solely to the extent that) the Vendor is materially prejudiced as a consequence of such failure; or

(h)	made after four (4) years after the date of assessment or deemed assessment for the income year to which the Tax Claim relates.

12.6	Payments

Payments under clause 12.1 (“Adjustment for Tax Liability”) must be made to the Purchaser or, if the Vendor wishes, directly to the relevant Authority for and on behalf of the relevant Company or Subsidiary, as follows:

(a)	if the Company or any Subsidiary must make a payment of Tax in respect of a Tax Claim to which clause 12.1 applies — seven days before the latest date on which that payment may lawfully be made without incurring any penalty or additional tax for late payment;

(b)	if the Company or any Subsidiary is deprived of any credit, rebate or refund — seven days before the latest date on which Tax becomes payable by the company without incurring any penalty or additional Tax for late payment, being Tax which would not have been payable were it not for the Tax Claim.

12.7	Written notice of Tax Claim

If the Purchaser, the Company or any Subsidiary becomes aware of a Tax Claim or receives verbal or written notification which could give rise to a Tax Claim (“potential Tax Claim"), the Purchaser must give written notice of it to the Vendor within ten (10) Business Days of becoming so aware.

The Purchaser must forward, or cause to be forwarded, to the Vendor within ten (10) Business Days of receipt by the addressee a copy of the relevant portion of any notice, correspondence or other document relating to a Tax Claim or potential Tax Claim received from an Authority or any legal representative of an Authority or any court or tribunal, including any objection, appeal or application which may be made in relation thereto and which the Vendor does not have.

Where the Purchaser, the Company or a Subsidiary or any person acting on behalf of the Purchaser, Company or Subsidiary has had any oral communication with any representative of an Authority concerning any material matter relating to a Tax Claim or potential Tax Claim, the Purchaser must procure that a written note of the discussion of that material matter is given to the Vendor within ten (10) Business Days of the communication.

12.8	Access

The Purchaser must ensure the Vendor and its professional advisers are provided with reasonable assistance and have reasonable access to the personnel of the Purchaser, the Company and any Subsidiary and to any

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relevant facility, premises, assets and Records within the custody, power, possession or control of those companies to enable the Vendor and its professional advisers to examine the Tax Claim and Records and to take copies or photographs of them, at the expense of the Vendor. The Purchaser agrees to permit the Vendor to retain for its own purposes, a copy of any such Record. The Vendor and its professional advisers must first give to the Purchaser, the Company or Subsidiary such undertakings as to confidentiality as the Purchaser may reasonably require.

12.9	Resisting Tax Claims

The Vendor shall control the conduct, through the Vendor’s own counsel at the Vendor’s sole expense, of any response to any Tax Claim, including (but not limited to) taking reasonable action to avoid, resist, compromise, defend, concede or settle (including making appeals and objections) the Tax Claim. The Purchaser must cooperate, and cause the Company and each Subsidiary to cooperate, in the conduct of any response to any Tax Claim to the extent reasonably required by the Vendor. The Vendor may not settle, compromise or concede a Tax Claim in a manner that would adversely affect the Purchaser, Company or Subsidiary without the consent of such entity, and the Purchaser must procure that such consent is not unreasonably withheld or delayed.

The Vendor shall only avoid, resist, compromise, concede or settle a Tax Claim notified by the Purchaser under clause 12.7 (“Written notice of Tax Claim”) on the basis of advice from a recognised Australian tax expert that it is reasonable in all the circumstances to do so. The parties acknowledge that the expert need not be independent and the provisions of clause 12.14 (“Dispute Resolution”) do not apply to such advice.

12.10	Ceasing resistance of Tax Claim

If the Purchaser does not comply with clause 12.9 (“Resisting Tax Claims”) then:

(a)	the Vendor is not liable to make a payment under this clause 12 (“Tax Indemnity”) in respect of the Tax Claim; and

(b)	to the extent to which the Vendor has made a payment under clause 12 (“Tax Indemnity”) in respect of the Tax Claim, the Purchaser must immediately refund that payment to the Vendor. Any payment under this clause 12.10(b) is to be treated as a pro rata increase in the purchase price for each Share.

12.11	Refund by Purchaser

If either:

(a)	following payment by the Vendor of an amount under clause 12.1 (“Adjustment for Tax Liability”) for a Tax Claim, all or part of the Claim Amount is refunded either in cash or by credit to the Company or any Subsidiary (including, but not limited to, any amount or credit received following a successful objection or appeal); and/or

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(b)	the Company or Subsidiary receives a refund either in cash or by credit which relates to an act or omission of, or occurrence, affecting the Company or Subsidiary before 6:00am on the Completion Date, then the Purchaser must immediately pay to the Vendor:

(c)	in the case of (a), an amount equal to the lesser of the refund and the amount of the payment paid by the Vendor under clause 12.1 (“Adjustment for Tax Liability”); and/or

(d)	in the case of (b), an amount equal to so much of the refund to the extent that,

(i)	it is not paid under clause 12.11(c); and

(ii)	it is not referable to losing a separate (and related) Tax Benefit; and

(e)	an amount equal to any interest paid or credited to the Company or Subsidiary which is referable to the amount referred to in clause 12.11(c) and/or(d).

Any payment under this clause 12.11 is to be treated as a pro rata increase in the purchase price for each Share.

The Purchaser is under no obligation to make a payment to the Vendor under this clause 12.11 where the refund or credit has been included as an asset in the Completion Statement.

The Purchaser is under no obligation to make a payment to the Vendor under this clause 12.11 to the extent that the refund or credit of the Claim Amount exceeds the amount paid by or on behalf of the Vendor under this clause 12 in respect of that Claim Amount.

12.12	Tax returns

(a)	The Vendor and the Purchaser agree that the Vendor or its duly authorised agents will prepare the Tax returns for the Company and each Subsidiary for all periods ending on or before the Completion Date so that they may be lodged with the relevant Authority (on behalf of the Company and each Subsidiary) at the latest, by the last day on which they can be lodged without the imposition of any penalties or interest charges and the Vendor or its duly authorised agents will:

(i)	prepare and submit tax claims, elections, surrenders, disclaimers, notices and consents on behalf of the Company and each Subsidiary for all periods ending on or before the Completion Date;

(ii)	subject to this clause 12, deal with all Tax matters which affect the Company or any Subsidiary (including the conduct of negotiations and correspondence and agreements with the relevant Authority) in respect of all periods ending on or before the Completion Date; and

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(iii)	provide the Purchaser with a copy of such returns as filed as soon as practicable.

(b)	The Purchaser, Company or Subsidiary must notify the Vendor at least 30 days before the Purchaser, Company or Subsidiary lodges a Tax return, amended or otherwise, in respect of the Company or Subsidiary with an Authority which may give rise to a Tax Claim to which clause 12.1 may apply. The parties agree to discuss in good faith the ramifications, if any, of the proposed return and the Purchaser agrees to make any changes to the proposed return which are reasonably requested by the Vendor. The Purchaser agrees to provide the Vendor with a copy of such returns as filed as soon as practicable.

12.13	Other obligations of Purchaser

The Purchaser agrees to:

(a)	promptly notify the Vendor in writing of any notice or commencement of any audit or investigation or exercise of powers under section 263 or 264 of the Income Tax Assessment Act 1936 or any dispute with an Authority in relation to this transaction or the Company or any Subsidiary in relation to any period up to the end of the income year in which Completion occurs;

(b)	not, without the approval of the Vendor (such approval not to be unreasonably withheld):

(i)	amend, or permit the self amendment by the Company or any Subsidiary of, any tax return by such company in respect of a period, or part thereof, prior to the Completion Date;

(ii)	apply for any binding or non-binding advance opinion, determination or ruling in respect of or which in any way relates to an act or omission of, or occurrence affecting, the Company or any Subsidiary before the opening of business on the Completion Date.

12.14	Dispute resolution

If the Vendor and the Purchaser cannot agree on any amount to be paid under this clause 12 (“Adjustment for Tax liability”) within 21 days of a dispute arising, then either the Vendor or the Purchaser may refer the disagreement to an expert with the request that the expert make a decision on the disagreement as soon as practicable after receiving any submissions from the Vendor and the Purchaser. The expert is to be a person with over ten years experience in Tax agreed by the Vendor and the Purchaser, or if they do not agree on the person to be appointed within seven days of one party requesting appointment, a person with the same expertise appointed by the President of the Australian Institute of Chartered Accountants at the request of either the Vendor or the Purchaser.

The decision of the expert is to be conclusive and binding on the parties in the absence of manifest error. The Vendor and the Purchaser agree to each pay one half of the expert’s costs and expenses in connection with the reference.

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The expert is appointed as an expert and not as an arbitrator. The procedures for determination are to be decided by the expert in its absolute discretion.

13	Guarantee and indemnity

13.1	Consideration

The Guarantor gives the guarantee and indemnity in clause 13.2 in consideration of the Vendor agreeing to enter into this agreement. The Guarantor acknowledges the receipt of valuable consideration from the Vendor for the Guarantor incurring obligations and giving rights under this guarantee and indemnity.

13.2	Unconditional and irrevocable guarantee

The Guarantor unconditionally and irrevocably guarantees to the Vendor the due and punctual performance by the Purchaser of its obligations under this agreement, including the obligations to pay money.

13.3	Indemnity

As a separate undertaking, the Guarantor unconditionally and irrevocably indemnifies the Vendor against all liability or loss arising from, and any costs, charges or expenses incurred in connection with, a breach by the Purchaser of this agreement, including clause 11.2, and including a breach of the obligations to pay money. It is not necessary for the Vendor to incur expenses or make payment before enforcing that right of indemnity.

13.4	Waiver of right to enforce against Purchaser

The Guarantor waives any right it has of first requiring the Vendor to commence proceedings or enforce any other right against the Purchaser or any other person before claiming under this guarantee and indemnity.

13.5	Continuing guarantee and indemnity

This guarantee and indemnity is a continuing guarantee and indemnity and is not discharged by any one payment. This guarantee and indemnity does not merge on Completion.

13.6	Guarantor’s liability and Vendor’s rights not affected

The Guarantor’s liability under this guarantee and indemnity as guarantor, indemnifier or principal debtor and the rights of the Vendor under this guarantee and indemnity are not affected by anything which might otherwise affect them at law or in equity, including, but not limited to, one or more of the following:

(a)	the Vendor granting time or other indulgence to, compounding or compromising with or releasing in any way the Purchaser;

(b)	acquiescence, delay, acts, omissions or mistakes on the part of the Vendor;

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(c)	any novation of a right of the Vendor;

(d)	any variation of this agreement or any agreement entered into in performance of this agreement; and

(e)	the invalidity or unenforceability of an obligation or liability of a person other than the Guarantor.

13.7	Restrictions on Guarantor

The Guarantor may not, without the consent of the Vendor:

(a)	raise a set-off or counter-claim available to it or the Purchaser against the Vendor in reduction of liability under this guarantee and indemnity;

(b)	claim to be entitled by way of contribution, indemnity, subrogation, marshalling or otherwise to the benefit of any security or guarantee held by the Vendor in connection with this agreement;

(c)	make a claim or enforce a right against the Purchaser or any other Guarantor or against their estate or property; or

(d)	prove in competition with the Vendor if a liquidator, provisional liquidator, receiver, official manager or trustee in bankruptcy is appointed in respect of the Purchaser or the Purchaser is otherwise unable to pay its debts when they fall due.

13.8	Claim payment void or voidable

If a claim that a payment or transfer to the Vendor in connection with this agreement is void or voidable (including, but not limited to, a claim under laws relating to liquidation, insolvency or protection of creditors) is upheld, conceded or compromised then the Vendor is entitled immediately as against each Guarantor to the rights to which it would have been entitled under this guarantee and indemnity if the payment or transfer had not occurred.

13.9	Obligations on Guarantor

The Guarantor agrees to pay or reimburse the Vendor on demand for:

(a)	all costs, charges and expenses in making, enforcing and doing anything in connection with this guarantee and indemnity including, but not limited to, legal costs and expenses on a full indemnity basis; and

(b)	all stamp duties, fees, taxes and charges which are payable in connection with this guarantee and indemnity or a payment, receipt or other transaction contemplated by it.

Money paid to the Vendor by the Guarantor must be applied first against payment of costs, charges and expenses under clause 13.9 then against other obligations under the guarantee and indemnity.

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14	Costs and stamp duty

14.1	Costs

The Vendor and the Purchaser agree to bear their own legal and other costs and expenses in connection with, the preparation, execution and completion of this agreement and of other related documentation, except for stamp duty.

14.2	Stamp Duty

The Purchaser agrees to bear all stamp duty payable or assessed in connection with this agreement and the transfer of the Shares and the Sale Units to the Purchaser.

15	Notices

15.1	Notices

A notice, approval, consent or other communication in connection with this agreement:

(a)	must be in writing;

(b)	must be marked for the attention of the person named; and

(c)	must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside Australia) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in the Details or if the addressee notifies another address or facsimile number then to that address or facsimile number.

The address, and facsimile number of each party is:

Vendor

Address:	3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109 USA
Facsimile:	(702) 693 7628
Attention:	Mr James Murren, President and Chief Financial Officer, MGM MIRAGE

A copy of any notice to the Vendor must also be given to the Vendor’s solicitors:

Address:	Mallesons Stephen Jaques
Level 60, Governor Philip Tower, 1 Farrer Place,
Sydney, NSW 2000 Australia
Facsimile:	(02) 9296 3999
Attention:	Mr Jamie Prell

MGM MIRAGE

Address:	3600 Las Vegas Boulevard South

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Las Vegas, Nevada 89109 USA
Facsimile:	(702) 693 7628
Attention:	Mr James Murren, President and Chief Financial Officer
Purchaser

Address:	Level 6
86 Federal Street
Auckland New Zealand
Facsimile:	(649) 363 6140
Attention:	Mr David Lilly
General Manager — Group Finance

Copy to:	Mr Andrew Kedzior
Partner
Finlaysons
81 Flinders Street
Adelaide SA
Australia 5000
Facsimile:	(08) 8232 2944
Guarantor

Address:	Level 6
86 Federal Street
Auckland New Zealand
Facsimile:(649) 363 6140
Attention:Mr David Lilly,
General Manager — Group Finance

Copy to:	Mr Andrew Kedzior
Partner
Finlaysons
81 Flinders Street
Adelaide SA
Australia 5000
Facsimile:	(08) 8232 2944

15.2	Effect of Notice

A notice, approval, consent or other communication takes effect from the time it is received unless a later time is specified in it.

15.3	Receipt of Notice

A letter or facsimile is taken to be received:

(a)	in the case of a posted letter, on the third (seventh, if posted to or from a place outside Australia) day after posting; and

(b)	in the case of facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient, or if that is after 5pm or not on a Business Day in the place of receipt, at 9am on the next Business Day in the place of receipt.

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“Business Day” for this purpose means a day on which the banks are open for general business in the place of receipt (not being a Saturday, Sunday or public holiday in that place).

16	Assignment and Nomination

16.1	Assignment

A party may not assign all or any of its rights under this agreement without the consent of the other parties in writing.

16.2	Nomination

The Vendor and MGM MIRAGE acknowledge and agree that the Purchaser has entered into this agreement on the basis that Completion of the purchase of either the Shares and/or the Sale Units may be effected by the Purchaser or by a party to be nominated by the Purchaser (Nominee), the Purchaser intending to convey the Shares and/or Sale Units to the Nominee on the following terms:

(a)	the Nominee must be:

(i)	the Guarantor; or

(ii)	a Related Body Corporate of the Guarantor; or

(iii)	a body corporate that is wholly owned by:

(A)	a Related Body Corporate of the Guarantor; and/or

(B)	a limited liability partnership governed by the partnership legislation of a State or Territory of Australia, the partners of which are Related Bodies Corporate of the Guarantor; or

(iv)	a corporation that the Purchaser incorporates after the date of this agreement, where upon incorporation such corporation shall be wholly owned by:

(A)	a Related Body Corporate of the Guarantor; and/or

(B)	a limited liability partnership governed by the partnership legislation of a State or Territory of Australia, the partners of which are Related Bodies Corporate of the Guarantor; or

(v)	a trustee of a trust that the Purchaser constitutes after the date of this agreement, whereupon the beneficial interest of that trust is held by the Purchaser and/or one or more of the parties referred to in clauses 16.2(a)(i), (ii), (iii) or (iv);

(b)	the nomination by the Purchaser of a Nominee must not impose or give rise to an additional Tax or Duty liability to the Vendor which

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would not otherwise be incurred by the Vendor if no nomination was made by the Purchaser pursuant to this clause;

(c)	notice of any nomination of a Nominee must be provided by the Purchaser and the Nominee to the Vendor at least 5 Business Days prior to Completion, which notice shall provide that the Nominee agrees to be bound by the provisions of this agreement and otherwise be in a form acceptable to the Vendor, acting reasonably; and

(d)	as from the date of nomination:

(i)	the agreement will apply between the parties as if the Nominee was always a party to the agreement in place of the Purchaser;

(ii)	the Nominee will be entitled in place of the Purchaser to the benefit of the agreement and will be entitled to exercise all of the rights of the Purchaser under the agreement;

(iii)	the Nominee will perform and observe the Purchaser’s obligations under the agreement as if the Vendor was always a party to the agreement;

(e)	despite any nomination by the Purchaser under this clause, the Purchaser shall remain liable for the performance of all obligations on its part to be performed as a consequence of this agreement;

(f)	if the Nominee is not the Guarantor, the Guarantor’s liability under this agreement will not be affected by the nomination of the Nominee and for the avoidance of any doubt, the Guarantor’s liability under clause 13 will apply as if the Nominee was always a party to the agreement in place of the Purchaser;

(g)	MGM MIRAGE’s liability under this agreement will not be affected by the nomination of the Nominee and for the avoidance of any doubt, MGM MIRAGE’s liability under clause 11.13 will apply as if the Nominee was always a party to the agreement in place of the Purchaser.

16.3	Material Delay

The Purchaser must not exercise the right to nominate another party to effect Completion of the purchase of either the Shares or the Sale Units if to do so would materially delay the timing of Completion.

17	Miscellaneous

17.1	Exercise of rights

A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its

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exercise. A party is not liable for any loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising the right, power or remedy.

17.2	Waiver and variation

A provision of or a right created under this agreement may not be:

(a)	waived except in writing signed by the party granting the waiver; or

(b)	varied except in writing signed by the parties.

17.3	Approvals and consent

A party may give conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this agreement expressly provides otherwise. By giving its approval or consent a party does not, and is not to be taken to, make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.

17.4	Remedies cumulative

The rights, powers and remedies provided in this agreement are cumulative with and not exclusive of the rights, powers or remedies provided by law independently of this agreement.

17.5	Further assurances

Each party agrees, at its own expense, on the request of any other party, to do everything reasonably necessary to give effect to this agreement and the transactions contemplated by it (including the execution and stamping of documents) and to use all reasonable endeavours to cause relevant third parties to do likewise.

17.6	Publicity

A party may not make press or other announcements or releases relating to this agreement and the transactions the subject of this agreement without the approval of the other parties to the form and manner of the announcement or release unless that announcement or release is required to be made by law or by a stock exchange.

17.7	Severability

If the whole or any part of a provision of this agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this agreement or is contrary to public policy.

17.8	Time of the essence

Time is of the essence of this agreement in respect of any date or period determined under this agreement.

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17.9	Entire agreement

This agreement constitutes the entire agreement of the parties about its subject matter and any previous agreements, understandings and negotiations on that subject matter cease to have any effect.

17.10	Non-merger

The Warranties and other representations and covenants of the parties in this agreement are continuing and will not merge or be extinguished on Completion and will survive after Completion.

17.11	Survival of indemnities

The indemnities contained in this agreement are continuing obligations of the parties separate and independent from their other obligations, and will survive the termination of this agreement.

17.12	Rights cumulative

The rights, remedies and powers of the parties contained in this agreement are cumulative with and not exclusive of any rights, remedies or powers provided to the parties by law.

17.13	Execution

This agreement may be executed in counterparts, and all such counterparts shall collectively constitute one agreement. The exchange of executed counterparts may be transmitted by facsimile and shall be deemed to be original signed counterparts.

18	Governing law, jurisdiction and service of process

18.1	Governing law

This agreement and the transactions contemplated by this agreement are governed by the law in force in New South Wales.

18.2	Jurisdiction

Each party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of New South Wales and courts of appeal from them for determining any dispute concerning this agreement or the transactions contemplated by this agreement. Each party waives any right it has to object to an action being brought in those courts, to claim that the action has been brought in an inconvenient forum, or to claim that those courts do not have jurisdiction.

18.3	Service of process

Without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices under clause 15.

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19	GST

If any supply made by the Vendor or the Purchaser to the other under this agreement (including the supply of the Shares and the supply of any other rights, goods, services, benefits or other things) is subject to GST, the other party must pay an additional amount to that party, such additional amount to be calculated by multiplying the consideration payable by the relevant party for the relevant supply by the prevailing GST rate. If requested by the receiving party, the supplying party will provide the receiving party with a tax invoice for GST purposes.

20	Interpretation

20.1	Definitions

The following words have these meanings in this agreement unless the contrary intention appears.

Accounting Standards means the Australian Accounting Standards and urgent issues group consensus views interpreting those standards as in effect from time to time and if and to the extent that any matter is not covered by Australian Accounting Standards means generally accepted accounting principles applied by the Vendor, the Company or the Subsidiaries in accordance with the accounting policies set out in its previous financial statements.

Associates has the same meaning as in Pt 1.2, Division 2 of the Corporations Act.

Authority means any Government Agency responsible for Tax, wherever situated or an equivalent overseas Tax collection agency.

Business Day means a day on which banks are open for general business in Darwin (not being a Saturday, Sunday or public holiday in that place).

Business Premises means all the land and buildings owned or leased or occupied by the Company or any Subsidiary.

Casino Operator’s Agreement means the agreement between Timothy Denney Baldwin in his capacity as Minister responsible for administration of the Gaming Control Act, Diamond Leisure Pty Limited and the Vendor, dated 12 March 2001.

Claim Amount means:

(a)	the amount the Company or a Subsidiary is required to pay in Tax to an Authority as a result of a Tax Claim; or

(b)	the amount of any credit, rebate or refund of Tax lost by the Company or Subsidiary as a result of a Tax Claim.

Clear Exit Payments means the amounts paid to the Vendor as Head Company of the MGM Grand Australia Consolidated Group under clause 10 of the Tax Sharing Agreement.

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Company means Diamond Darwin Pty Ltd (ACN 009 641 089).

Completion means settlement of the sale and purchase of the Shares and Sale Units in accordance with clause 4 and Complete has a corresponding meaning.

Completion Date means the date on which Completion occurs.

Completion Statement has the meaning given to it in clause 6.3.

Confidential Information means all trade secrets and all financial, marketing and technical information, ideas, concepts, know-how, technology, processes and knowledge which is confidential or of a sensitive nature, but excludes that which is in the public domain.

Consolidatable Group has the meaning given to that expression in section 703-10 of the Tax Act.

Consolidated Group has the meaning given to that expression in section 703-5 of the Tax Act.

Corporations Act means the Corporations Act 2001 (Cwlth).

Deferred Provision means the sum of the provision for deferred Tax liability in the Completion Statement and any future Tax benefit which has been offset in the calculation of that provision.

Deposit means the amount paid by the Purchaser under clause 5.1.

Disclosure Letter means the letter dated on or before the date of this agreement to the Purchaser from the Vendor disclosing matters for the purposes of this agreement.

Duty means any stamp, transaction or registration duty or similar charge which is imposed by any Government Agency (other than Gaming Duty) and includes, but is not limited to, any interest, fine, penalty, charge or other amount which is imposed in that regard.

Equipment Leases means leases of, and agreements to hire, equipment (including motor vehicles) to the Company or any Subsidiary.

Estimated Net Intercompany Debt means an estimate of the Net Intercompany Debt calculated pursuant to clause 6.2.

Estimated Working Capital means an estimate of the Working Capital for the Company calculated pursuant to clause 6.2.

Excluded Intellectual Property Rights means any business name or trade mark owned or used at any time by the Company or any Subsidiary:

(a)	containing the words “MGM Grand” or either of these words or anything similar or using the MGM Grand lion logo or any logo resembling that logo, including, without limitation the business names referred to in Part B of Schedule 5;

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(b)	containing the words “Players Club” or any phrase resembling those words.

Gaming Control Act means the Gaming Control Act (NT).

Gaming Duty means:

(a)	tax or levy payable under section 25 of the Gaming Control Act (NT) that is specified in or calculated in accordance with an agreement under section 17 of that Act in respect of the grant of a casino licence under section 18 of that Act;

(b)	tax or levy payable under section 47N of the Gaming Control Act (NT) that is specified in or calculated in accordance with an agreement under section 47C of that Act in respect of the grant of a licence to conduct internet gaming under section 47D of that Act;

(c)	gaming machine tax payable under section 149 of the Gaming Machine Act (NT); and

(d)	gaming machine community benefit levy payable under section 150 of the Gaming Machine Act (NT).

Government Agency means any government, governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity in Australia.

GST means goods and services tax, value added tax, consumption tax or a similar tax.

Head Company has the meaning given to that expression in section 703-15 of the Tax Act.

Independent Auditor means the person appointed as auditor jointly by the Vendor and the Purchaser or if they do not agree on the person to be appointed within seven days of one party requesting appointment, an auditor being either an employee or partner of an Australian office of KPMG or Ernst and Young appointed by the President of the Australian Institute of Chartered Accountants NSW or his nominee at the request of either the Vendor or the Purchaser.

Intellectual Property Licences means all agreements under which the Company or any Subsidiary obtains the right to use, but not ownership of, any of the Intellectual Property Rights referred to in paragraphs (a) to (d) of the definition of that term.

Intellectual Property Rights means:

(a)	the business names owned or used at any time by the Company or any Subsidiary, but excluding the Excluded Intellectual Property Rights;

(b)	all trade marks owned or used at any time by the Company or any Subsidiary, but excluding the Excluded Intellectual Property Rights;

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(c)	all Confidential Information owned or used at any time by the Company or any Subsidiary, but excluding the Excluded Intellectual Property Rights;

(d)	all patents, patent applications, discoveries, inventions, registered and unregistered designs, copyright, operating manuals and similar rights owned or used at any time by the Company or any Subsidiary, but excluding the Excluded Intellectual Property Rights; and

(e)	the Intellectual Property Licences.

Inventory means all stock-in-trade in use or intended for use in connection with the business of the Company or any Subsidiary as at the Completion Date, including items owned by the Company or any Subsidiary which are in transit to the Company or any Subsidiary.

Keno Agreement means the Heads of Agreement between Ford Dynasty Pty Ltd (Receivers and Managers Appointed) and Diamond Leisure Pty Ltd dated 10 May 1996 and the Supplemental Heads of Agreement between Ford Dynasty Pty Ltd (Receivers and Managers Appointed) and Diamond Leisure Pty Ltd dated 1996 relating to the establishment of a Territory wide Keno system.

Key Employee means the General Manager, Casino Manager, Financial Controller, Human Resources Manager, Manager of Security and Surveillance, Marketing Manager, Electronic Gaming Manager, Internal Audit and Compliance Manager and Financial Analyst.

Last Accounts means the audited statement of financial position of the Company and the Subsidiaries as at the Last Accounts Date and the audited statement of financial performance of the Company and the Subsidiaries for the year ending on the Last Accounts Date copies of which are annexed to the Disclosure Letter.

Last Accounts Date means 31 December 2002.

Law includes:

(a)	any law, regulation, authorisation, ruling, judgement, order or decree of any Government Agency; and

(b)	any statute, regulation, proclamation, ordinance or by-law in Australia.

Leased Plant and Equipment means the subject matter of the Equipment Leases.

Management Accounts means the unaudited management accounts of the Company and the Subsidiaries as at 31 December 2003, copies of which are annexed to the Disclosure Letter.

MGM Dividend means the dividend to be declared and paid by the Company in accordance with clause 5.2.

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MGM Grand Australia Consolidated Group has the meaning given to that term in the Tax Sharing Agreement.

Net Intercompany Debt means the net amount of:

(a)	the aggregate of all amounts owed by the Vendor to the Company or its Subsidiaries as at the day before Completion; less

(b)	the aggregate of all amounts owed by the Company or its Subsidiaries to the Vendor as at the day before Completion.

Ordinary Course of Business means the normal manner of carrying on the day to day operations of the business of the Company and its Subsidiaries which is consistent with the past practices of the Vendor, the Company or a Subsidiary.

Operating and Procedure Manuals means manuals used in the operation and management of the MGM Grand Casino, Darwin substantially in the form used by the Company and the Subsidiaries prior to the date of this agreement including all information systems documentation and security and surveillance manuals.

Plant and Equipment means all plant, equipment, motor vehicles, machinery, furniture, fixtures and fittings owned and used by the Company or any Subsidiary on hand on the Completion Date.

Purchase Price means the aggregate consideration payable for the Shares and the Sale Units set out in clause 2 as adjusted in accordance with clause 5.

Purchaser means SKYCITY Australia Pty Limited and any Nominee properly nominated by the Purchaser under clause 16.

Records means originals and copies, in machine readable or printed form, of all books, files, reports, records, correspondence, documents and other material of or relating to or used in connection with the Company and its Subsidiaries including:

(a)	minute books, statutory books and registers, books of account and copies of taxation returns;

(b)	sales literature, market research reports, brochures and other promotional material other than such items which utilise any of the Excluded Intellectual Property Rights;

(c)	all sales and purchasing records;

(d)	all liquor and gaming returns and other records maintained under the relevant legislation

(e)	all trading and financial records; and

(f)	lists of all regular suppliers and customers,

but excluding the Operating and Procedure Manuals.

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Related Body Corporate of a body corporate means another body corporate which is related to the first within the meaning of section 50 of the Corporations Act.

Related Party Debt means the US dollar amount owing by Diamond Leisure Pty Limited to MGM MIRAGE or any Related Body Corporate of the Vendor (other than the Company or any Subsidiary).

Relevant Schemes means all superannuation, retirement benefit or other pension schemes or arrangements and all employment benefit plans, programs or arrangements, such as medical, dental, or life insurance to which the Company or any Subsidiary is a party or which the Company or any Subsidiary makes available or procures for its officers or employees or former officers or employees.

Sale Units means all of the issued units in the Trust which are not held legally and beneficially by the Company, together with all rights attaching to those Units at Completion, and Sale Unit means any of those units.

Shares means all of the issued shares in the capital of the Company together with all rights attaching to those shares at Completion (other than any right to the MGM Dividend), and Share means any one of those shares.

Subsidiaries means all of the bodies corporate described in Schedule 2, and Subsidiary means any one of those bodies corporate.

Tax means any tax, levy, charge, impost, duty, fee, deduction, compulsory loan or withholding, which is assessed, levied, imposed or collected by any Government Agency and includes, but is not limited to any interest, fine, penalty, charge, fee or any other amount imposed on, or in respect of any of the above but excludes Duty.

Tax Act means the Income Tax Assessment Act 1936 (Cwlth) and Income Tax Assessment Act 1997 (Cwlth), as appropriate.

Tax Benefit for a company means a benefit being:

(a)	the amount of an allowable rebate, credit, or refund for the company or a Related Body Corporate of the company; or

(b)	an amount equal to an allowable deduction (including but not limited to amortisation and depreciation), relief or other allowance, for any income year for the company or a Related Body Corporate of the company, multiplied by the applicable company tax rate at the time the benefit arises; or

(c)	an amount equal to an amount that is properly excluded from assessable income, for any income year for the company or a Related Body Corporate of the company, multiplied by the applicable company tax rate at the time the benefit arises.

Tax Claim means an assessment notice or amended assessment (including a notice of adjustment of a loss claimed by a Company or a Subsidiary in a manner adversely affecting the Company or Subsidiary), demand or other document issued or action taken by or on behalf of an Authority, whether

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before or after the date of this agreement to the extent to which it relates to an act or omission of, or occurrence affecting the Company or Subsidiary before 6.00am on the Completion Date, as a result of which the Company or Subsidiary is liable to make a payment for Tax or is deprived of any credit, rebate, refund, relief, allowance or deduction.

Tax Provision means, at any time, the sum of:

(a)	the provision for current Tax in the Completion Statement; and

(b)	all amounts already paid or agreed to be paid by the Vendor under clause 12.1 (“Adjustment for Tax Liability”) at that time reduced by all amounts paid by the Purchaser to the Vendor under clause 12.11 (“Refund by Purchaser”).

     Tax Sharing Agreement means the agreement contemplated by Division 721 of the Tax Act, executed as a deed between the Vendor, Diamond Darwin Pty Ltd, Territory Property Trust, Diamond Leisure Pty Ltd and Fernbank Pty Ltd.

     Trust means the Territory Property Trust constituted by the Trust Deed.

     Trust Deed means the Territory Property Trust Deed dated 28 September 1984 and made between Fernbank Pty Ltd as trustee and Abington Pty Ltd as Manager, as varied from time to time.

     Trustee means Fernbank Pty Limited (ACN 009 622 262) in its capacity as Trustee of the Trust.

     Warranties means the warranties, representations and indemnities in this agreement, including clause 11.

     Working Capital means the amount calculated as follows:

     CA — CL

     Where:

CA =	the sum of:

(i)	the current assets of the Company and its Subsidiaries as set out in the Completion Statement including income tax refunds receivable but excluding the Related Party Debt, Net Intercompany Debt and deferred Tax assets not referred to in paragraph (ii); and

(ii)	deferred Tax assets to the extent that they relate to current assets and liabilities of the Company and its Subsidiaries.

CL =	the sum of:

(i)	the current liabilities of the Company and its Subsidiaries as set out in the Completion Statement including unpaid Tax of the Company and its Subsidiaries but excluding the Related Party Debt, Net Intercompany Debt and all deferred Tax liabilities not referred to in paragraph (ii); and

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(ii)	deferred Tax liabilities to the extent that they relate to current assets and liabilities of the Company and its Subsidiaries.

Working Capital Target means $2,000,000.

20.2	Interpretation

In this agreement unless the contrary intention appears:

(a)	a reference to a clause, schedule, annexure or appendix is a reference to a clause of or schedule, annexure or appendix to this agreement and references to this agreement include any recital, schedule, annexure or appendix;

(b)	a reference to this agreement or another instrument includes any variation or replacement of either of them;

(c)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(d)	the singular includes the plural and vice versa;

(e)	the word “person” includes a firm, a body corporate or a partnership, joint venture, an unincorporated body, association, or any government authority;

(f)	a reference to $ is to Australian dollars;

(g)	a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including, but not limited to, persons taking by novation) and assigns;

(h)	a reference to “in all material respects”, insofar as it relates to the Company, is to be interpreted as relating to the business, assets and financial condition of the Company and its Subsidiaries, taken as a whole;

(i)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;

(j)	an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

(k)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(l)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(m)	a reference to an accounting term is to be interpreted in accordance with accounting standards under the Corporations Act and, if not inconsistent with those accounting standards, generally accepted principles and practices in Australia consistently applied by a body corporate or as between bodies corporate over time;

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(n)	a reference to a date or a time is to be interpreted as a reference to the date or time in Darwin, Australia;

(o)	a reference to interest accruing on or earned on the Deposit shall not include any statutory charges, taxes, levies or fees charged or imposed or reasonably anticipated to be charged or imposed on or in connection therewith;

(p)	if an event must occur on a stipulated day which is not a Business Day then the stipulated day will be taken to be the next Business Day; and

(q)	if an act prescribed under this agreement to be done by a party on or by a given day is done after 5.30pm on that day, it is taken to be done on the next day.

20.3	Headings

Headings are inserted for convenience and do not affect the interpretation of this agreement.

EXECUTED as an agreement

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Agreement for sale of shares and Units

Appendix     Warranties and Representations

A.	Vendor’s qualifications

1	The Vendor is the registered holder and beneficial owner of the Shares and the Sale Units as set out in Schedule 1 on the date of this agreement and will be the registered holder and beneficial owner of the Shares and the Sale Units at Completion.

2	There are no mortgages, charges, pledges, liens, encumbrances or other security interests or third party interests of whatever nature over or affecting the Shares other than those set out in Schedule 3 in favour of BA Australia Limited, which will be discharged at Completion.

3	The Vendor has the power to enter into and perform this agreement.

4	No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Vendor. No voluntary arrangement has been proposed or reached with any creditors of the Vendor. The Vendor is, and will at Completion, be able to pay its debts as and when they fall due.

B.	The Company and the Subsidiaries

1	The Company and each of the Subsidiaries has not amended its constitution since the Last Accounts Date.

2	The Company and each of the Subsidiaries:

(a)	is duly incorporated under the laws of the Northern Territory of Australia;

(b)	carries on its business (whether directly, or indirectly through one or more agents, licensees or distributors) only in Australia; and

(c)	has its registered office and principal business premises at Level 3, MGM Grand Casino, Gilruth Avenue, Darwin City, Northern Territory 0800.

3	The Company and each of the Subsidiaries:

(a)	is accurately described in recitals A and B and Schedule 2;

(b)	has full corporate power to own its properties, assets and business and to carry on its business as now conducted; and

(c)	has done everything necessary to do business lawfully in all jurisdictions in which its business is carried on.

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4	No meeting has been convened or resolution proposed, or petition presented, and no order has been made, for the winding-up of the Company or any Subsidiary. No distress, execution or other similar order or process has been levied on any of the property or assets of the Company or any Subsidiary. No voluntary arrangement has been proposed or reached with any creditors of the Company or any Subsidiary. No receiver, receiver and manager, provisional liquidator, liquidator or other officer of the court has been appointed in relation to the Company or any Subsidiary. The Company and the Subsidiaries together are, and will at Completion be, able to pay their debts as and when they fall due.

C	The Shares

1	The Shares comprise the whole of the issued ordinary share capital of the Company, and are fully paid.

2	There are no commitments, agreements, understandings or arrangements in place under which the Company is obliged at any time to issue any shares or other securities of the Company.

3	There is no restriction on the sale or transfer of the Shares to the Purchaser except for the consent of the directors of the Company to the registration of the transfers of the Shares and except pursuant to the obligations owed to BA Australia Limited, which obligations will be discharged at Completion.

D	Sale Units

1	Schedule 1 sets out the whole of the issued units of the Territory Property Trust, all of which are fully paid.

2	There are no commitments, agreements, understandings or arrangements in place under which the Trustee is obliged at any time to issue any units or other securities of the Territory Property Trust.

3	There is no restriction on the sale or transfer of the Sale Units to the Purchaser except for the consent of the directors of the Trustee to the registration of the transfers of the Sale Units and except pursuant to the obligations owed to BA Australia Limited, which obligations will be discharged at Completion.

E	Financial Information

1	The Last Accounts disclose a true and fair view of the state of the affairs, financial position and assets and liabilities of the Company and the Subsidiaries as at the Last Accounts Date, and the income, expenses and results of operations of the Company and the Subsidiaries for the financial period ending on that date.

2	The Last Accounts were prepared:

     (a) in accordance with the requirements of the Corporations Act and any other applicable laws;

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     (b) in accordance with the Accounting Standards;

     (c) in the manner described in the notes to them and the accompanying auditor’s report.

3	The Management Accounts have been prepared in good faith and for the purposes of management of the Company in accordance with the Company’s normal practices. The Vendor is not aware of any matters which would cause the Management Accounts to be materially misleading as to the financial position of the Company as at 31 December 2003 or as to the consolidated EBITDA of the Company and the Subsidiaries for the financial year ended on that date.

4	The Vendor is not aware of any circumstance which:

(a)	is specifically and directly related to the Company or any of the Subsidiaries, their business or the Business Premises (a “Special Circumstance”); and

(b)	has not been disclosed by the Vendor to the Purchaser prior to or on the date of this agreement; and

(c)	would have or be likely to have a materially adverse effect on the consolidated EBITDA of the Company and the Subsidiaries for the financial year ending 31 December 2004.

For the avoidance of doubt, a circumstance is not a Special Circumstance:

(i)	if such circumstance has a general application or connection to the Company or any of the Subsidiaries, their business or the Business Premises (as the case may be) instead of an application or connection which occurs or arises because of the specific nature or identity of the Company or any of the Subsidiaries, their business or the Business Premises (as the case may be). Accordingly, a Special Circumstance does not include matters such as legal, regulatory, economic, industry, political, industrial, climatic, geographic or demographic conditions, factors, changes or circumstances which are related to companies, businesses or premises generally (whether internationally, in Australia, in the Northern Territory or in Darwin) or to companies, businesses or premises in the gaming, recreational, resort, entertainment, leisure or similar sectors internationally or throughout Australia. For example, a national or local economic recession or proposed legislation involving smoking areas in casinos throughout Australia is not a Special Circumstance, but a determination that the Business Premises do not comply with a particular regulatory requirement and such non-compliance could result in a financial loss as described in subclause 4(c) above could be a Special Circumstance; or

(ii)	if it is generally known in the public sector or is a matter which the Vendor could have a reasonable belief would have been known by the Purchaser without specific disclosure by the Vendor.

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F	Business

1	The Company and each of the Subsidiaries is the legal and beneficial owner of all of its property and assets. There are no mortgages, pledges, liens, encumbrances, charges or other security interests over or affecting any property or assets except as set out in Schedule 3.

2	To the best of the Vendor’s knowledge and belief the Company and/or each Subsidiary:

(a)	holds all statutory licences, consents, authorisations and permits which are necessary for the carrying on of the business of the Company and/or each Subsidiary; and

(b)	is not to any material extent in breach or in default of nor is the Vendor aware of any circumstance that might prejudice the continuation of, any such statutory licence, consent, authorisation and permit .

3	The names and locations of all banks in which the Company and each of the Subsidiaries has an account are listed in the Disclosure Letter.

4	The Company:

(a)	does not hold any shares in the capital of any company other than the Subsidiaries;

(b)	is not a member of any partnership or other unincorporated association;

(c)	is not a trustee of any trust estate or fund; and

(d)	does not have a permanent establishment (as that expression is defined in any relevant Double Taxation Agreement) outside Australia.

The same is true of each Subsidiary, except that Fernbank Pty Ltd is the Trustee of the Territory Property Trust.

5	Immediately following Completion, there will be no financial accommodation (other than the Related Party Debt, or any intercompany indebtedness between the Company and the Subsidiaries, or any financial accommodation granted or made at or after Completion) that has not been incurred, obtained, paid or provided by the Company and each Subsidiary in the ordinary course of business.

6	Neither the Company nor any Subsidiary is liable or potentially liable for the obligations of the Vendor or any of its Associates under any express written guarantee or indemnity or otherwise as surety for any financial advances or loans to the Vendor or its Associates.

7	To the best of the Vendor’s knowledge and belief neither the Vendor nor Diamond Leisure is to any material extent in breach of or in default under any term or provision of the Casino Operator’s Agreement and the Vendor is not

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aware of any event in existence which, with the passing of time or giving of notice would constitute a material breach or default of that kind.

8	The Company and each Subsidiary since the date of the Management Accounts has not acquired, disposed, agreed to acquire or agreed to dispose of any material asset or series of material assets except as provided for by this agreement.

9	Neither the Company nor any Subsidiary will be obliged after Completion to make any payment as a consequence of the transfer of the Shares and/or the Sale Units to the Purchaser under any material contract, arrangement or understanding which has not been disclosed to the Purchaser on or prior to the date of this agreement.

10	No material contract, arrangement or understanding which has not been disclosed to the Purchaser on or prior to the date of this agreement to which the Company or a Subsidiary is a party will be terminated after Completion by any other party by reason of a change in the ownership of the Shares or the Sale of Units or any of them or by reason of such a change being subject to the consent of the other party which consent has not been obtained.

11	The Company and each Subsidiary has not other than in the Ordinary Course of Business made any material offers, tenders or quotations which will be outstanding as at Completion and are capable of giving rise to a contract by the unilateral act of a third party.

12	The Company or the Subsidiary has not entered into any contract, arrangement or understanding with the Vendor or an Associate of the Vendor which will not be terminated on Completion.

G	Business Premises

1	Schedule 4 accurately describes all the Business Premises owned, leased or occupied by the Company and each of its Subsidiaries.

2	Schedule 4 accurately describes all of the leases and licences of real property to the Company or any Subsidiary including the Car Park Licence granted by the Darwin City Council.

3	The current use of the Business Premises by the Company and the Subsidiaries is not materially in breach of any statutes, regulations, by-laws, planning schemes, development orders, ordinances or permits.

4	To the best of the Vendor’s knowledge and belief no development has been carried out on the Business Premises without any necessary consent or without compliance with the conditions of all necessary consents in all material respects.

5	No notices have been received by the Company or a Subsidiary affecting the Business Premises from any local, other competent authority or other person which would adversely affect the current use of the Business Premises by the Company and the Subsidiaries.

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H	Plant and Equipment

1	Each item of Plant and Equipment and Leased Plant and Equipment is in the physical possession of the Company or relevant Subsidiary.

2	Each item of Plant and Equipment and Leased Plant and Equipment is in satisfactory working order, fair wear and tear excepted and (where a warranty given or deemed to be given by the manufacturer is in force as at Completion) has been maintained and serviced in accordance with any applicable maintenance procedures recommended by the manufacturer or other industry best practice.

I	Inventory

1	All the Inventory (not including gaming chips) is in the physical possession of the Company or relevant Subsidiary (unless they are in transit to the Company or Subsidiary).

J	Intellectual Property Rights

1	Except for the Excluded Intellectual Property Rights, Schedule 5 is an accurate list of:

(a)	all registered trade marks;

(b)	all registered patents and designs; and

(c)	all applications for registration of patents and designs,

owned or used at any time by the Company or any Subsidiary in connection with its business and contains details of the Intellectual Property Licences.

K	Insurance

1	Each of the Company’s and Subsidiaries’ contracts of insurance is in force and all applicable premiums have been paid. There is no fact or circumstance known to the Company or any Subsidiary or the Vendor which would lead to any of them being prejudiced.

L	Taxation

1	There is no dispute or pending or anticipated dispute between the Company or any Subsidiary and the Commissioner of Taxation of the Commonwealth of Australia or any other federal, state, territorial or municipal body or authority responsible for the collection of Tax.

2	The Company and each Subsidiary has deducted and withheld and paid to the relevant Government Agency or equivalent overseas Tax collection agency every amount any Tax law requires it to deduct or withhold and pay and, where necessary, the Company or Subsidiary has paid over to the relevant Government Agency or equivalent overseas Tax collection agency all such

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amounts deducted or collected in accordance with all relevant requirements.

3	All Tax returns required by law to be lodged or filed by the Company or any subsidiary have been lodged or filed by their due date, and all Taxes which have become due and payable have been paid by the due date.

4	To the best of the Vendor’s knowledge, no Tax return referred to in warranty L3:

(a)	contains a statement that is false or misleading in any material respect; or

(b)	omits to refer to any matter which is required to be included or without which the statement is false or misleading in any material respect.

5	To the best of the Vendor’s knowledge and belief, the Company and each Subsidiary have not, either by itself or together, entered into any transaction or arrangement or part of a transaction or arrangement which is likely to be successfully challenged under Part IVA of the Tax Act.

6	To the best of the Vendor’s knowledge and belief, in the time the Company has been controlled by the Vendor, the Company has not provided any tax warranty or guarantee in respect of any transaction.

7	The Keno Agreement has been duly stamped.

8	The Keno Agreement does not require the Company or any Subsidiary to supply anything without providing for the Company or Subsidiary as supplier to:

(a)	require the other party to the agreement to pay to the Company or Subsidiary the amount of any GST for which the Company or Subsidiary is liable on a supply under that agreement in addition to the consideration for that supply; or

(b)	otherwise seek reimbursement so that the Company or Subsidiary retains the amount it would have retained but for the imposition of GST.

9	The Keno Agreement does not require the Company or any Subsidiary to pay any GST on a supply without the Company or Subsidiary being able to require the other party to the agreement to provide to the Company or Subsidiary a tax invoice for any GST on that supply prior to the due date for payment for that supply.

M	Litigation

1	The Company or its Subsidiaries are not involved in any prosecution, litigation, arbitration, or proceedings as plaintiff, defendant or in any other capacity other than as disclosed to the Purchaser on or prior to the date of this agreement. None of the Vendor, the Company, or a Subsidiary are aware of any such matters threatened or pending other than as disclosed to the Purchaser on or prior to the date of this agreement.

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2	None of the operations of the Company or any Subsidiary are subject to any unsatisfied judgment or any order, award or decision handed down in any prosecution, litigation or arbitration.

N	Employees

1	No loans or other advances have been made to any directors or employees of the Company or any Subsidiary except for any payroll advances made to employees in circumstances of hardship.

2	Since the Last Accounts Date there has not been any material change in the remuneration or emoluments or benefits of any executives who are employees.

3	The Company and each of the Subsidiaries has complied in all material respects with all its obligations under the Relevant Schemes, including the payment of all contributions and expenses to the applicable fund required to be made.

4	Neither the Company nor any Subsidiary has received notice of any claim or dispute in relation to a Relevant Scheme.

5	The Company and each of the Subsidiaries has made all payments in respect of occupational superannuation required under any contract or award in respect of each of its employees.

6	In respect of the employees of the Company and of each Subsidiary:

(a)	no employee has the right to participate in any share option scheme or share scheme;

(b)	there are no schemes in existence under which benefits other than cash payments are conferred on employees.

7	As at Completion, no amount will be overdue for payment to any director, officer or employee or former director, officer or employee of the Company or a Subsidiary.

8	The Company and each Subsidiary has provided complete and accurate particulars to the Purchaser prior to the date of this agreement of any agreement, policy or instrument which establishes any scheme under which a Key Employee has received or may receive in the future a benefit on the termination of their employment by reason of the redundancy of their position.

O	Changes since the Management Accounts

1	Since the date of the Management Accounts the business of the Company and of each Subsidiary has been carried on in the ordinary and usual course and the Company and each Subsidiary has not been materially and adversely affected by any matter, either financial or otherwise.

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P	Information

1	The information set out in each of the Schedules is complete and accurate in all material respects. None of that information is misleading in any material particular, whether by inclusion of misleading information, omission of material information, or both.

Q	Brokerage

1	To the best of the Vendor’s knowledge and belief, no person is entitled to recover from the Company or any Subsidiary any fee or commission in connection with the purchase or sale of the Shares or Sale Units.

R	Powers of Attorney

1	To the best of the Vendor’s knowledge and belief, there is no power of attorney or other authority in force by which a person is able to bind the Company or a Subsidiary.

S	Dividends

1	The dividends referred to in clauses 5.2(c) and (e) will not exceed the accumulated profits of Diamond Leisure Pty Limited or the Company respectively and will be paid in accordance with each company’s constitution.

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Agreement for Sale of Shares and Units

Schedule 1 — Shares and Units

	Number of
Entity	Shares/Units	Class of shares/Units	Shareholder
Diamond Darwin Pty Limited	4,250,000	A class ordinary shares	MGM Grand Australia Pty Ltd

ABN 63 009 641 089	4,250,000	B class ordinary shares

	1,500,000	D class ordinary shares

Territory Property Trust	5,000,000	Units	MGM Grand Australia Pty Ltd

	24,000,010	Units	Diamond Darwin Pty Limited

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Agreement for Sale of Shares and Units

Schedule 2 — Subsidiaries

Name of company	Place of incorporation and		Members of the
and ACN	registered office	Issued capital	company
Diamond Leisure Pty Limited	Northern Territory, Australia;	2500 A class	Diamond Darwin Pty
		ordinary shares	Limited
ABN 54 009 624 417	Level 3 MGM Grand Casino,	2500 B class
	Gilruth Ave, Darwin City, NT	ordinary shares
	0800 Australia	45000 9% redeemable
preference shares
of $1.

Fernbank Pty Ltd	Northern Territory, Australia;	40 A class ordinary	Diamond Darwin Pty
		shares	Limited
ACN 009 622 262	Level 3 MGM Grand Casino,
Gilruth Ave, Darwin City, NT
0800 Australia

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Agreement for Sale of Shares and Units

Schedule 3 — Mortgages and Other
Encumbrances Over the Company and Each
Subsidiary

Deed of Charge between MGM Grand Australia Pty Limited (ACN 069 214 473) and BA Australia Limited (ACN 004 617 341) over all present and future assets and undertaking, dated 6 September 1995;

Deed of Charge between Diamond Darwin Pty Limited (ACN 009 641 089), Diamond Leisure Pty Limited (ACN 009 624 417), and Fernbank Pty Limited (ACN 009 622 262) and BA Australia Limited (ACN 004 617 341) over all present and future assets and undertaking, dated 5 October 1995;

Site Mortgage between Fernbank Pty Limited (ACN 009 622 262) and BA Australia Limited (ACN 004 617 341) over Lot 5244 of Town Darwin on Plan S79/12 and comprised in Certificate of Title Volume 635 Folio 476 dated 5 October 1995, registered mortgage dealing number 339926.

Guarantor Accession Deed between Diamond Leisure Pty Limited and BA Australia Limited dated 5 October 1995 in respect of a syndicated A$105,000,000 revolving cash advance facility provided to the Vendor.

Guarantor Accession Deed between Diamond Darwin Pty Limited and BA Australia Limited dated 5 October 1995 in respect of a syndicated A$105,000,000 revolving cash advance facility provided to the Vendor.

Guarantor Accession Deed between Fernbank Pty Limited and BA Australia Limited dated 5 October 1995 in respect of a syndicated A$105,000,000 revolving cash advance facility provided to the Vendor.

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Agreement for Sale of Shares and Units

Schedule 4 — Business Premises

Part A: Land or premises owned by the Vendor, the Company or its Subsidiaries

The Vendor	None

The Company	None

Fernbank Pty Limited as trustee of The Territory Property Trust	MGM Grand Darwin Casino, Gilruth Avenue, Darwin (being Lot 5244 Town of Darwin, Volume 635 Folio 476) as trustee of the Territory Property Trust. This site is leased to Diamond Leisure Pty Limited as set forth in Part B below.

Diamond Leisure Pty Limited	None

Part B: Leased premises of the Vendor, the Company or its Subsidiaries

The Vendor	None

Diamond Leisure Pty Limited	MGM Grand Darwin Casino, Gilruth Avenue, Darwin (being Lot 5244 Town of Darwin, Volume 635 Folio 476) under Memorandum of Lease No 464227, as amended by Amendment of a Lease No 500289.

Fernbank Pty Limited as trustee of The Territory Property Trust	None

The Company	None

Part C: Other land or premises occupied by the Company

The Company and its Subsidiaries make us of a car park located at the south east corner of the Hotel/Casino complex known as part of Lot 5772, Town of Darwin.

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Agreement for Sale of Shares and Units

Schedule 5 — Particulars of Registered Intellectual Property

PART A

Business Names:

1.	MGM Grand Darwin

2.	MGM Grand Casino

3.	MGM Grand Hotel Casino

4.	MGM Grand Darwin Australia

5.	Club MGM Grand

6.	Sunset Café

6a.	Sunset Restaurant

7	Sweethearts Nightclub

7	Sweethearts Lounge Bar

8.	Bar Aqua

9.	Café Aqua

10.	Aqua Gaming Room

11.	The Grand Ballroom

12.	Cariba Lounge Bar

13.	Keno Bar

14.	Cockatoo Bar

15.	The International Room

16.	Monte Carlo Bar

16a.	Monte Carlo Room

16b.	Club Monte Carlo

17.	The Link Boardroom

18.	NT Keno

19.	Dragon Court Restaurant

20.	EVOO Restaurant

20a.	EVOO

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Trade Marks:

     None

Patents:

     None

Designs:

     None

PART B

     MGM Grand Darwin

     MGM Grand Casino

     MGM Grand Hotel Casino

     MGM Grand Darwin Australia

     Club MGM Grand

     Player’s Club

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Agreement for Sale of Shares and Units

Signing page

DATED: 11 February, 2004

EXECUTED by MGM GRAND	)
AUSTRALIA PTY LTD in accordance	)
with section 127(1) of the Corporations
Act:

/S/ JAMES J. MURREN		/S/ BRYAN L. WRIGHT

Signature of Director		Signature of Secretary

JAMES J. MURREN		BRYAN L. WRIGHT

Name of Director		Name of Secretary

SIGNED by	)
as attorney for MGM MIRAGE	)
under Power of Attorney dated	)

in the presence of:	)

/S/ DANIEL J. D’ARRIGO	)
)
Signature of witness	)
	)	/S/ BRYAN L. WRIGHT.
DANIEL J. D’ARRIGO	)
Name of witness (block letters))		By executing this agreement the attorney states that the attorney has received no notice of revocation of the power of attorney

Agreement for Sale of Shares and Units

EXECUTED by SKYCITY	)
AUSTRALIA PTY LIMITED in	)
accordance with section 127(1) of the	)
Corporations Act:

/S/ EVA WELCH DANTES		/S/ ALBTZAIR BRUCE RYAN

Signature of Director		Signature of Director/Secretary

EVA WELCH DANTES		DIRECTOR

Name of Director		Office held

ALBTZAIR BRUCE RYAN

Name of Director/Secretary

SIGNED BY EVAN DAVIES as	)
authorised representative for SKYCITY	)
ENTERTAINMENT GROUP LIMITED	)
in the presence of :	)

/S/ EVA WELCH DANTES
/S/ ANDREW ALAN WEBSTER
By executing this agreement
Signature of witness		the signatory warrants that
the signatory is duly
ANDREW ALAN WEBSTER		authorised to execute this
agreement on behalf of SKYCITY
Name of witness		ENTERTAINMENT GROUP LIMITED
SOLIZITZAN AUCKLAND

MALLESONS STEPHEN JAQUES

Agreement for Sale of Shares and Units

Dated

MGM Grand Australia Pty Ltd (“Vendor”)
MGM MIRAGE (“MGM MIRAGE”)
SKYCITY Australia Pty Limited (“Purchaser”)
SKYCITY Entertainment Group Limited (“Guarantor”)

Mallesons Stephen Jaques
Level 60
Governor Phillip Tower
1 Farrer Place
Sydney NSW 2000
Australia
T +61 2 9296 2000
F +61 2 9296 3999
DX 113 Sydney
www.mallesons.com

Agreement for sale of Shares and Units
Contents

Details		1
General terms		3
1	Sale and purchase of Shares and Sale Units	3
1.1	Completion Date	3
1.2	Unencumbered rights	3
1.3	Condition precedent	3
2	Purchase Price	3
2.1	Purchase Price	3
2.2	Apportionment of Purchase Price	3
3	Conditions precedent	3
3.1	Conditions precedent	3
3.2	Efforts of Parties	5
3.3	Restriction on amendments	5
3.4	Permitted amendments	6
3.5	Conditions precedent and right to terminate	6
3.6	Extension of time	7
3.7	Post termination	7
4	Completion	7
4.1	Place of Completion	7
4.2	Vendor obligations on Completion	8
4.3	Purchaser’s obligations on Completion	9
4.4	Simultaneous actions at Completion	9
4.5	Completion does not occur on Completion Date - Purchaser’s default	10
4.6	Completion does not occur on Completion Date - Vendor’s default	10
5	Payment of the Purchase Price and repayment of Related Party Debt	10
5.1	Deposit and Interest	10
5.2	MGM Dividend	10
5.3	Loan by Purchaser to Subsidiary	11
5.4	Completion payment	12
5.5	Post-Completion Purchase Price adjustment	12
5.6	Payment of balance of Purchase Price	12
5.7	Balance of Net Intercompany Debt	12

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5.8	Bank accounts	13
5.9	Timing of payment	13
5.10	Form of Payment	13
6	Working Capital	13
6.1	Estimated Working Capital and Estimated Net Intercompany Debt	13
6.2	Preparation of statement of Estimated Working Capital and Estimated Net Intercompany Debt	13
6.3	Preparation of Completion Statement	14
6.4	Specific rules for Completion Statement	14
6.5	Disputes	15
6.6	Vendor’s access to Records post Completion	15
7	Post Completion	15
7.1	Change of name and logo	15
7.2	Delivery or transfer of Inventory	16
7.3	Removal of embedded lion logo fixtures	16
7.4	Destruction of material	17
7.5	Operating and Procedures Manual	17
7.6	Vendor rights	17
7.7	Costs	17
7.8	Extension of time	17
8	Conduct of business pending Completion	18
8.1	Conduct of business	18
8.2	Restrictions on Company and Subsidiaries	18
8.3	Access	19
8.4	Co-operation	19
8.5	Tax Consolidation	20
8.6	Additional information	21
9	Risk and insurance	21
10	Superannuation	21
11	Warranties and representations	21
11.1	Vendor represents and warrants	21
11.2	Purchaser acknowledgment	22
11.3	No claim	22
11.4	Time limit on claims	22
11.5	Quantum limit on claims	22
11.6	Maximum claim	22
11.7	No entitlement to claim	23
11.8	Remedies for breach of Warranty	23
11.9	Indemnification Claim	23
11.10	Conduct of claims	24
11.11	Calculation of liability	24

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11.12	Payment of claims	25
11.13	Guarantee from MGM MIRAGE	25
11.14	Mitigate loss	26
11.15	No claim under Warranties	26
11.16	No action against Kirk Kerkorian or Tracinda Corporation	26
11.17	No liability for Kirk Kerkorian or Tracinda Corporation	26
11.18	Reduction to Purchase Price	27
11.19	Purchaser's representations and warranties	27
12	Tax Indemnity	28
12.1	Adjustment for Tax liability	28
12.2	Threshold for Tax Claims	28
12.3	Breach of Warranty	28
12.4	Reduction in purchase price	28
12.5	Obligations excluded	29
12.6	Payments	30
12.7	Written notice of Tax Claim	30
12.8	Access	30
12.9	Resisting Tax Claims	31
12.10	Ceasing resistance of Tax Claim	31
12.11	Refund by Purchaser	31
12.12	Tax returns	32
12.13	Other obligations of Purchaser	33
12.14	Dispute resolution	33
13	Guarantee and indemnity	34
13.1	Consideration	34
13.2	Unconditional and irrevocable guarantee	34
13.3	Indemnity	34
13.4	Waiver of right to enforce against Purchaser	34
13.5	Continuing guarantee and indemnity	34
13.6	Guarantor's liability and Vendor's rights not affected	34
13.7	Restrictions on Guarantor	35
13.8	Claim payment void or voidable	35
13.9	Obligations on Guarantor	35
14	Costs and stamp duty	36
14.1	Costs	36
14.2	Stamp Duty	36
15	Notices	36
15.1	Notices	36
15.2	Effect of Notice	37
15.3	Receipt of Notice	37
16	Assignment and Nomination	38
16.1	Assignment	38
16.2	Nomination	38
16.3	Material Delay	39

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17	Miscellaneous	39
17.1	Exercise of rights	39
17.2	Waiver and variation	40
17.3	Approvals and consent	40
17.4	Remedies cumulative	40
17.5	Further assurances	40
17.6	Publicity	40
17.7	Severability	40
17.8	Time of the essence	40
17.9	Entire agreement	41
17.10	Non-merger	41
17.11	Survival of indemnities	41
17.12	Rights cumulative	41
17.13	Execution	41
18	Governing law, jurisdiction and service of process	41
18.1	Governing law	41
18.2	Jurisdiction	41
18.3	Service of process	41
19	GST	42
20	Interpretation	42
20.1	Definitions	42
20.2	Interpretation	49
20.3	Headings	50
	AppendixWarranties and Representations	51
Schedule 1 -	Shares and Units	60
Schedule 2 -	Subsidiaries	61
Schedule 3 -	Mortgages and Other Encumbrances Over the
	Company and Each Subsidiary	62
Schedule 4 -	Business Premises	63
Schedule 5 -	Particulars of Registered Intellectual Property	64
Signing page		66

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